Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF FEBRUARY 23, 2016

BY AND AMONG

REALPAGE, INC.,

AS PARENT

RP NEWCO XVIII, INC.,

AS MERGER SUB

NWP SERVICES CORPORATION,

AS THE COMPANY

RONALD REED,

AS THE SHAREHOLDER REPRESENTATIVE

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 23, 2016, is made by and among RealPage, Inc., a Delaware corporation (“Parent”), RP Newco XVIII, Inc., a Delaware corporation (“Merger Sub”), NWP Services Corporation, a Delaware corporation (the “Company”), and Ronald Reed, an individual (the “Shareholder Representative”).

RECITALS

The following is a recital of the facts underlying this Agreement:

The Company and its Subsidiaries (as defined below) provide utility cost recovery and energy management solutions to the multi-family housing industry (any of the foregoing, together with any other business that the Company or any of its Subsidiaries has engaged in at any time prior to the Closing, the “Business”).

The parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein (the “Merger”).

The board of directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company and its Shareholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (c) resolved to recommend adoption of this Agreement by the Shareholders in accordance with the Delaware General Corporation Law (the “DGCL”).

Following the execution of this Agreement, the Company shall seek to obtain, in accordance with Section 228 of the DGCL, a written consent of the Required Shareholders (as defined below) approving this Agreement, the Merger and the transactions contemplated hereby in accordance with Section 251 of the DGCL and the Company Organizational Documents (the “Required Shareholder Approval”).

The respective boards of directors of Parent and Merger Sub have unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Parent, Merger Sub and their respective stockholders and (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

As used in this Agreement the following terms shall have the following respective meanings:

“401(k) Plan” shall have the meaning set forth in Section 5.7 hereof.

“Action” shall mean any action, suit, claim, complaint, investigation, inquiry, audit, demand, examination, hearing, charge, arbitration, mediation, administrative enforcement proceeding or other proceeding (whether civil, criminal, administrative, judicial or investigative, whether public or private).

“Additional Payments” mean any payments under the Specified Bonuses/Payments that may become due after the Closing Date.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” means an “affiliated group” as defined in Section 1504 of the Code (or any analogous combined, consolidated, or unitary group defined under state, local or foreign income Tax Law).

“Agreement” shall have the meaning set forth in the preamble hereto.

“Allocable Portion” shall have the meaning set forth in Section 8.2 hereof.

“Ancillary Agreements” shall mean, collectively, any agreements, certificates or other documents contemplated by this Agreement and delivered at or prior to the Closing in connection with the transactions contemplated by this Agreement, including, without limitation, the Indemnification and Non-Solicitation Agreements and the Employment Agreement.

“Applicable Option Documents” means, with respect to any Option, the applicable Stock Option Plan and the award agreement, option agreement and/or any similar or related Contracts relating to such Option.

“Arbitration Notice” shall have the meaning set forth in Section 10.11(b) hereof.

“Business” shall have the meaning set forth in the recitals hereof.

“Business Day” shall mean a day (other than a Saturday or a Sunday) on which commercial banks are open for business in the City of Costa Mesa, California.

“Calculation Time” means 12:01 a.m. (Pacific Time) on the Closing Date.

“Certificate” shall have the meaning set forth in Section 2.11(a) hereof.

“Certificate of Merger” shall have the meaning set forth in Section 2.4 hereof.

“Class Action Litigation Matters” shall have the meaning set forth in Section 8.2(i) hereof.

“Class Action Litigation Matters Holdback Amount” means $2,500,000, which amount is included with the General Holdback Amount.

“Company” shall have the meaning set forth in the preamble hereto.

“Closing” shall have the meaning set forth in Section 2.2 hereof.

“Closing Cash” means, as of the Calculation Time, (i) cash in the Company’s or its Subsidiaries’ bank accounts less outstanding checks and electronic payments drawn on the Company’s or its Subsidiaries’ bank accounts; plus (ii) cash on hand at the Company and its Subsidiaries plus (iii) cash, check and credit card receipt deposits of the Company and its Subsidiaries in transit to the Company’s or its Subsidiaries’ bank accounts to the extent there has been a reduction of accounts receivables on account thereof reflected in the calculation of Net Working Capital.

“Closing Certificate” means a certificate duly executed by the chief financial officer of the Company, certifying a written statement setting forth the Company’s good faith estimate of (the “Estimated Closing Statement”): (i) the Closing Net Working Capital (the “Estimated Closing Net Working Capital”), (ii) the Estimated NWC Addition Amount, if any, or Estimated NWC Reduction Amount, if any, (iii) the Loan Indebtedness (the “Estimated Loan Indebtedness”), including the amount of such Estimated Loan Indebtedness to be repaid at the Closing pursuant to Section 2.3(b)(iv) and the Payoff Letters, (iv) the Unpaid Transaction Expenses (the “Estimated Unpaid Transaction Expenses”) (including an itemized list of each such Estimated Unpaid Transaction Expense with a description of the nature of such expense and the Person to whom such expense is owed and invoices for each item of Estimated Unpaid Transaction Expenses), (v) the Closing Cash (the “Estimated Closing Cash”), and (vi) the applicable wire transfer instructions with respect to each of the payments to be made pursuant to Section 2.3(b).

“Closing Date” shall have the meaning set forth in Section 2.2 hereof.

“Closing Net Working Capital” means the Net Working Capital as of the Calculation Time.

“Closing Series 2 Preferred Per Share Merger Consideration” means an amount equal to: (a) (i) the Estimated Closing Merger Consideration minus (ii) the sum of the Holdback Amounts and the Shareholder Representative Expense Amount; divided by (b) the Series 2 Preferred Share Number.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

“Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

“Company” shall have the meaning set forth in the preamble hereto.

“Company Board” shall have the meaning set forth in the recitals hereof.

“Company Data” means all personal, sensitive, or confidential information and data (whether data or information of the Company or any of its Subsidiaries, any customers of the Company or any of its Subsidiaries, or other Persons and whether in electronic or any other form or medium) that is collected, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by or on behalf of the Company or any of its Subsidiaries.

“Company’s Knowledge,” “Knowledge of the Company” shall mean, with respect to any matter in question, that any of the Company’s CEO, Ronald Reed, the Company’s EVP, Finance and CLO, Lana Reeve, Howard Behr, Jason Knudsen, Michael Haviken or Lily Crowell has actual knowledge of such matter or could reasonably be expected to have knowledge of such matter after reasonable inquiry given such individual’s scope and responsibility within the Company.

“Company Organizational Documents” shall mean the certificate of incorporation, as amended and/or restated, of the Company and bylaws, as amended and/or restated, of the Company.

“Consideration Spreadsheet” shall have the meaning set forth in Section 2.17(a) hereof.

“Contract” means any written or oral agreement, contract, subcontract, lease, understanding, instrument, note, bond, warranty, license, sublicense, arrangement or other legally binding commitment or undertaking.

“Copyleft Public Software” shall have the meaning set forth in Section 4.11(j) hereof.

“D&O Indemnified Party” shall have the meaning set forth in Section 5.3(a) hereof.

“D&O and E&O Tail Policies” shall have the meaning set forth in Section 5.3(b) hereof.

“Data Security Requirements” means, collectively, all of the following to the extent relating to Data Treatment or otherwise relating to privacy, security, or security breach notification requirements applicable to the Company or any of its Subsidiaries, to the conduct of the Business, or any Company Data: (i) the Company’s and its Subsidiaries’ own rules, policies, and procedures; (ii) all applicable Laws and legal requirements (including data protection and privacy laws and regulations); (iii) industry standards applicable to the Company or any of its Subsidiaries (including if applicable, the Payment Card Industry Data Security Standard (PCI DSS)); and (iv) Contracts into which the Company or any of its Subsidiaries has entered or by which any of the Company or any of its Subsidiaries is otherwise bound.

“Data Treatment” means the access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, security, destruction, or disposal of any personal, sensitive, or confidential information or data (whether in electronic or any other form or medium).

“DGCL” shall have the meaning set forth in the recitals hereof

“Dispute” shall have the meaning set forth in Section 8.11(a) hereof.

“Dissenting Shares” shall have the meaning set forth in Section 2.10 hereof.

“Distribution Percentage” means, with respect to any Shareholder, the percentage set forth opposite the name of such Shareholder under the heading “Distribution Percentage” on the Consideration Spreadsheet, which such percentage shall be calculated for each Shareholder by dividing (i) the total number of Shares of outstanding Series 2 Preferred held by such Shareholder as of immediately prior to the Effective Time by (ii) the total number of Shares of Series 2 Preferred outstanding immediately prior to the Effective Time.

“Effective Time” shall have the meaning set forth in Section 2.4 hereof.

“Employment Agreement” means the Employment Agreement entered into between Parent and Ronald Reed, substantially in the form attached hereto as Exhibit C, as it may be modified by mutual agreement of Parent and Ronald Reed.

“Environmental Costs” means any and all costs and expenditures, including any fees and expenses of attorneys and of environmental consultants or engineers incurred in connection with investigating, defending, remediating or otherwise responding to any Release of Hazardous Materials, any violation or alleged violation of Environmental Law, any fees, fines, penalties or charges associated with any License issued or required by any Governmental Authority, or any actions necessary to comply with any Environmental Law.

“Environmental Laws” means any Law, License issued or required by any Governmental Authority or Order relating to pollution, contamination, Hazardous Materials or protection of the human health or safety and the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Closing Cash” shall have the meaning set forth in the definition of Closing Certificate.

“Estimated Loan Indebtedness” shall have the meaning set forth in the definition of Closing Certificate

“Estimated Closing Merger Consideration” means the Purchase Price, minus an amount equal to (a) the Estimated Loan Indebtedness; (b) the Estimated Unpaid Transaction Expenses; and (c) the Estimated NWC Reduction Amount, if any.

“Estimated Closing Net Working Capital” shall have the meaning set forth in the definition of Closing Certificate.

“Estimated Closing Statement” shall have the meaning set forth in the definition of Closing Certificate.

“Estimated NWC Reduction Amount” shall have the meaning set forth in Section 2.16(a).

“Estimated Unpaid Transaction Expenses shall have the meaning set forth in the definition of Closing Certificate.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Final Closing Merger Consideration” means the Final Purchase Price, minus an amount equal to (a) the Final Loan Indebtedness and (b) the Final Unpaid Transaction Expenses.

“Final Closing Net Working Capital” shall have the meaning set forth in Section 2.16(d) hereof.

“Final Loan Indebtedness” shall have the meaning set forth in Section 2.16(d) hereof.

“Final Purchase Price” shall have the meaning set forth in Section 2.16(f) hereof.

“Final Resolution” means, with respect to the applicable Class Action Litigation Matter or General Litigation Matter, the earlier to occur of (x) the issuance of a final, non-appealable order of a court of competent jurisdiction fully and finally resolving such matter or (y) the binding and non-appealable settlement of such matter which has been finally approved by a court of competent jurisdiction, if such court approval is required.

“Financial Statements” shall have the meaning set forth in Section 4.4 hereof.

“FIRPTA Statement” shall have the meaning set forth in Section 6.6 hereof.

“FIRPTA Notice” shall have the meaning set forth in Section 6.6 hereof.

“GAAP” shall mean United States generally accepted accounting principles.

“General Holdback Amount” means an amount equal to $4,000,000.

“General Litigation Matters” shall have the meaning set forth in Section 8.2(h) hereof.

“General Litigation Matters Holdback Amount” means $1,000,000, which amount is included with the General Holdback Amount.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs (as such documents may be amended, supplemented or otherwise modified from time to time). For example, the “Governing Documents” of a corporation are its certificate or articles of incorporation and bylaws or similar organizational documents, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership or similar organizational documents, and the “Governing Documents” of a limited liability company are its limited liability company agreement or operating agreement and certificate of formation or articles of organization or similar organizational documents.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision or any other governmental authority or entity, or any self-regulated organization or other non-governmental regulatory authority or entity or quasi-governmental authority or entity, or any arbitrator, court or tribunal of competent jurisdiction.

“Hazardous Materials” means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any Law relating to such substance or otherwise relating to the environment or human health or safety, including any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject the owner or operator of the Property to any Environmental Costs or liability under any Environmental Law.

“Holdback Amounts” means the General Holdback Amount (including the Class Action Litigation Matters Holdback Amount, the General Litigation Holdback Amount, and the Tax Holdback Amount), the Post-Closing Adjustment Holdback Amount, the Sales Tax Holdback Amount and the SmartSource Holdback Amount.

“Holder” means any Optionholder, Shareholder or Warrantholder.

“Income Taxes” or “Income Tax” means any Taxes (i) imposed on, or with reference to, net income or gross receipts, or (ii) imposed on, or with reference to, multiple bases including net income or gross receipts.

“Incorporated Software” shall have the meaning set forth in Section 4.11(j) hereof.

“Indebtedness” of any Person shall mean, without duplication, (a) all Loan Indebtedness of such Person and (b) the principal of and accreted value and accrued and unpaid interest in respect of: (i) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property or businesses, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding ordinary course trade accounts payable that do not involve the purchase of equipment, fixed assets or other capital items), including all obligations of such Person resulting from any holdback, earn-out, performance bonus or other contingent payment arrangement related to or arising out of any prior acquisition, business combination or similar transaction; (iii) all liabilities of such Person for any outstanding severance or consulting amounts owed currently to any former (as of the Closing) employee, service provider or officer and any Taxes payable in connection therewith; (iv) all liabilities of such Person relating to any deferred compensation, bonuses or phantom stock arrangements (in each case whether accrued or not) in respect of any current or former employee, service provider or officer and any Taxes payable in connection therewith, and any liabilities relating to any non-competition obligations; (v) any indebtedness or other amounts owing to any owner, holder of any Ownership Interests or Affiliate of such Person (in the case of the Company and its Subsidiaries, other than to the

Company or any of its Subsidiaries and for salary accruals and vacation accruals owed to employees arising in the Ordinary Course of Business); (vi) all obligations under any performance bond or letter of credit, but only to the extent drawn or called prior to the Closing; (vii) any client liability to the extent not offset by client cash; (viii) unfunded pension plan liabilities; (ix) guarantees with respect to any indebtedness or obligations of any other Person (other than the Company or any of its Subsidiaries) of a type described in clauses (i) through (ix) above; and (x) for clause (a) and clauses (i) through (ix) of clause (b) above, all accrued interest thereon, if any, and any termination fees, prepayment penalties, premiums, breakage costs, make-whole, expense reimbursement or other fees, costs, expenses or other payment obligations related thereto or associated with the repayment of such Indebtedness on the Closing Date. For the avoidance of doubt, Indebtedness shall not include (A) any intercompany Indebtedness between the Company and its Subsidiaries or (B) Transaction Expenses.

“Indemnification and Non-Solicitation Agreements” shall mean the Indemnification and Non-Solicitation Agreements entered into by the Indemnification Shareholders, in the form attached hereto as Exhibit B.

“Indemnification Shareholders” shall mean the Shareholders listed on Exhibit A attached hereto.

“Indemnified Party” shall have the meaning set forth in Section 8.3(a) hereof.

“Indemnifying Party” shall have the meaning set forth in Section 8.3(a) hereof.

“Indemnifying Party Acknowledgement” shall have the meaning set forth in Section 8.3(b).

“Intellectual Property” shall mean all of the following, and all rights of any kind or nature in or to all of the following, in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, APIs, algorithms, and related documentation), (g) all other proprietary rights, (h) all copies and tangible embodiments of any of the foregoing (in whatever form or medium), (i) all goodwill associated with any of the foregoing, (j) all licenses and sublicenses granted and obtained with respect to any of the foregoing and all rights thereunder, (k) all remedies against infringement of any of the foregoing, and (l) all rights to protection of interests in any of the foregoing.

“IRS” shall mean the United States Internal Revenue Service.

“Last Audited Balance Sheet Date” means December 31, 2014.

“Last Audited Financial Statements” means the audited consolidated balance sheet and related statements of income and cash flow of the Company and its Subsidiaries for the fiscal year ended December 31, 2014.

“Law” means any statute, law, ordinance, regulation, rule, code, Order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” shall have the meaning set forth in Section 4.7 hereof.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), pursuant to which the Company or any of its Subsidiaries uses or occupies any Leased Real Property.

“Letter of Intent” means that certain letter agreement between Parent and the Company dated February 6, 2016, as it may be amended.

“Letter of Transmittal” shall have the meaning set forth in Section 2.11(c) hereof.

“Liability” means any liability or obligation whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted.

“Licenses” means all permits, licenses, franchises, registrations, certificates, approvals, waivers, consents, privileges, exemptions, qualifications, filings, notices, rights and other authorizations of or issued by any Governmental Authority, including those listed on Schedule 4.15.

“Lien” shall mean any security interest, pledge, mortgage, lien, charge, deed of trust, option, right of first refusal or first offer, preemptive right, servitude, restriction (whether voting, transfer or otherwise), hypothecation, right-of-way or other encumbrance of any kind or nature whatsoever, or other encumbrance, including any Tax lien.

“Loan Indebtedness” means, without duplication and with respect to the Company and each of its Subsidiaries, on a consolidated basis, all (a) indebtedness for borrowed money; (b) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (c) reimbursement obligations under any letter of credit or banker’s acceptance; and (d) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (d), all as itemized on Schedule 1.1(a).

“Loan Indebtedness Payoff Amount” means the amount of outstanding principal and accrued but unpaid interest, fees and other amounts payable (including, without limitation, any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations for Loan Indebtedness, if any) with respect to the Loan Indebtedness as of immediately prior to the Closing.

“Losses” shall mean any loss, cost, obligation, damage, penalty, fine, judgment, settlement payment, Action, claim, expense (including reasonable attorneys’, accountants’ and experts’ fees) or other liability of any kind or nature whatsoever (whether or not arising out of a third party claim).

“Material Adverse Effect” or “Material Adverse Change” shall mean any effect, change, event, fact, condition, occurrence or development effect (collectively, “Events”) that, individually or in the aggregate with other Events, (a) has had or would be reasonably be expected to have a material adverse effect upon the business, assets, liabilities, condition (financial or otherwise), operating results or operations of the Company or any of its Subsidiaries, taken as a whole, or (b) would prevent or materially delay the ability of the Company to consummate timely the transactions contemplated hereby, other than: (i) general changes in the U.S. economy; (ii) general changes to the industry in which the Company and its Subsidiaries conduct business; or (iii) any change or effect resulting from the announcement of the Company of the Shareholders’ intention to sell the Shares or relating to the identity of Parent; provided, however, that none of the foregoing Events described in clauses (i), (ii) or (iii) shall be excluded from the determination of whether or not a Material Adverse Effect has occurred to the extent that any such Event affects the Company or any of its Subsidiaries in a disproportionate manner from other companies in the industries in which the Company and its Subsidiaries operate.

“Material Contract” or “Material Contracts” shall have the meaning set forth in Section 4.14 hereof.

“Merger” shall have the meaning set forth in the recitals hereof.

“Merger Sub” shall have the meaning set forth in the preamble hereto.

“Most Recent Balance Sheet” shall have the meaning set forth in Section 4.4(a)(ii) hereof.

“Most Recent Financial Statements” shall have the meaning set forth in Section 4.4(a)(ii) hereof.

“Most Recent Fiscal Year End” shall have the meaning set forth in Section 4.4(a)(ii) hereof.

“Net Working Capital” shall mean the current assets of the Company and its Subsidiaries (being cash, receivables and prepaid expenses) minus the current liabilities and certain long-term liabilities of the Company and its Subsidiaries (being accounts payable, current and long-term liabilities, deferred rent, current and long-term deferred revenue and select accrued liabilities not repaid and settled from the Purchase Price at Closing), all as determined in accordance with attached Exhibit D.

“Neutral Auditor” shall have the meaning set forth in Section 2.16(d) hereof.

“Option” means any option to purchase capital stock of the Company and still outstanding as of immediately prior to the Effective Time.

“Optionholder” means a holder of an Option.

“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Authority.

“Ordinary Course of Business” shall mean an action taken by a Person that is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person, which do not involve any breaches of contracts, torts or violations of Law.

“Ownership Interest” or “Ownership Interests” means, with respect to any Person, any shares of capital stock or any other securities or equity or ownership interests of such Person.

“Ownership Interest Related Rights” means any options or warrants or purchase, subscription, conversion or exchange rights, or securities convertible into or exchangeable for, or other Contracts or commitments that could require any Person to issue, sell or otherwise cause to become outstanding, any shares of capital stock, options, warrants or other Ownership Interests in the Company or any direct or indirect subsidiary of the Company.

“Parent” shall have the meaning set forth in the preamble hereto.

“Parent Indemnified Parties” shall have the meaning set forth in Section 8.2 hereof.

“Permitted Liens” shall mean (a) liens for Taxes not yet due and payable without penalty or interest, (b) statutory liens of carriers, warehousemen, mechanics, materialmen and other similar persons imposed by law which are incurred in the Ordinary Course of Business for sums not yet due and payable and (c) any Lien set forth on Schedule 1.1(b).

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, estate, trust, Governmental Authority or other entity.

“Post-Closing Adjustment Holdback Amount” means $1,000,000.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to a Straddle Period, the portion of any Straddle Period deemed to end at the end of the day on the Closing Date.

“Pre-Closing Tax Return” shall have the meaning set forth in Section 6.1(a).

“Pre-Closing Taxes” means Taxes of the Company or any of its Subsidiaries for any Pre-Closing Tax Period.

“Post-Closing Purchase Price Addition” shall have the meaning set forth in Section 2.16(e) hereof.

“Public Software” shall have the meaning set forth in Section 4.11(j) hereof.

“Purchase Price” means $70,000,000.

“Regulatory Action” means any litigation with respect to the Company or any of its Subsidiaries brought or instigated by any Governmental Authority in connection with any Environmental Costs, Release of Hazardous Materials or any Environmental Law.

“Release” means the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any hazardous substance or pollutant or contaminant).

“Required Shareholder Approval” shall have the meaning set forth in the recitals hereof.

“Required Shareholders” means Shareholders holding at least a majority of the outstanding Shares, including at least a majority of the outstanding shares of Series 2 Preferred.

“Requisite Company Vote” shall have the meaning set forth in Section 4.1(a) hereof.

“Resolution Period” shall have the meaning set forth in Section 2.16(c) hereof.

“Returns” shall mean all returns, reports, statements, notices, forms or other documents or information required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of any Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

“Sales Tax Holdback Amount” means an amount equal to $1,300,000.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Series 1 Preferred” shall mean the Series 1 Preferred Stock, par value $0.01 per share, of the Company.

“Series 2 Preferred” shall mean the Series 2 Preferred Stock, par value $0.01 per share, of the Company.

“Series 2 Preferred Shareholders” shall mean the holders of the Series 2 Preferred.

“Series 2 Preferred Share Number” means the aggregate number of Shares of Series 2 Preferred outstanding immediately prior to the Effective Time.

“Shareholder” means a holder of the Company’s Common Stock, Series 1 Preferred or Series 2 Preferred.

“Shareholder Indemnified Parties” shall have the meaning set forth in Section 8.1 hereof.

“Shareholder Representative” shall have the meaning set forth in the preamble hereto.

“Shareholder Representative Expenses” shall have the meaning set forth in Section 10.1(d) hereof.

“Shareholder Representative Expense Amount” means $750,000.

“Shareholder Representative Tax Matter” shall have the meaning set forth in Section 6.4(a).

“Shares” means any shares of capital stock of the Company.

“SmartSource Holdback Amount” means $660,000.

“Specified Bonuses/Payments” means any and all payments, amounts and/or benefits payable, or that may become payable, arising or resulting from, triggered by or otherwise in connection with the transactions contemplated by this Agreement (whether or not such payments, amounts and/or benefits do not become payable until the occurrence of a termination of employment or the occurrence of any other event or circumstance that may occur after the consummation of the transactions contemplated by this Agreement) under any of the following: (i) Change of Control Agreement, by and between Robert Esposito and the Company, entered into as of December 6, 2007, (ii) Change in Control Agreement, by and between Michael Haviken and the Company, entered into as of March 25, 2013, (iii) Change of Control Agreement, by and between Ronald Reed and the Company, entered into as of April 30, 2012, and/or (iv) Change in Control Agreement, by and between Lana Reeve and the Company, entered into as of January 15, 2016, amending and replacing the Change of Control Agreement between Lana Reeve and the Company dated December 6, 2007.

“Straddle Period” means any Taxable period that includes, but does not end on, the Closing Date

“Straddle Period Tax Return” shall have the meaning set forth in Section 6.1(b).

“Stock Option Plans” means the NWP Services Corporation 2013 Stock Incentive Plan and the 2000 Stock Incentive Plan.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Surviving Corporation” shall have the meaning set forth in Section 2.1 hereof.

“Target Working Capital” shall mean $4,800,000 determined in accordance with the calculation of Net Working Capital attached hereto as Exhibit D.

“Tax” or “Taxes” shall mean all taxes, charges, fees, levies or like other assessments (whether U.S. federal, state, local or foreign) based upon or measured by income and any other tax whatsoever, including, without limitation, single business, gross receipts, profits, premium, sales, use, occupation, value added, ad valorem, transfer, franchise, escheat (or unclaimed property) withholding, payroll, employment, unemployment, excise, windfall profits, license, occupation or real or personal property taxes, together with any interest, penalties or additions to tax resulting from, attributable to, or incurred in connection with any such taxes or any contest or dispute thereof.

“Tax Holdback Amount” means an amount equal to $500,000, which amount is included with the General Holdback Amount.

“Taxing Authority” shall mean any taxing authority of any foreign jurisdiction, the United States of America, any state thereof, the District of Columbia and any local governmental subdivision thereof.

“Tax Matter” means any inquiry, claim, assessment, audit or similar event by a Taxing Authority relating to a Pre-Closing Tax Period of the Company or any Subsidiary for which the Indemnification Shareholders may be liable under the Indemnification and Non-Solicitation Agreements.

“Tax Sharing Agreement” shall have the meaning set forth in Section 4.17(f).

“Third-Party Claim” shall have the meaning set forth in Section 8.3(a) hereof.

“Third-Party Environmental Claim” means any litigation (other than a Regulatory Action) based on negligence, trespass, strict liability, nuisance, toxic tort or any other cause of action or theory relating to any Environmental Costs, Release of Hazardous Materials or any violation of Environmental Law.

“Transfer Taxes” shall have the meaning set forth in Section 6.3.

“Transaction Expenses” means any of the following incurred by or on behalf of any of the Company, its Subsidiaries and/or the Holders on or prior to the Closing Date (or incurred on or prior to the Closing Date by any other Person that are required to be reimbursed by any of the Company or any of its Subsidiaries), without duplication: (a) any obligations to pay any current or former directors, officers, employees or other service providers of the Company or any of its Subsidiaries any compensation or other benefit arising or resulting from, triggered by or otherwise in connection with the execution or consummation of this Agreement or the transactions contemplated by this Agreement (including any stay or retention bonuses or payments, sale bonuses or payments, change of control bonuses or payments, severance payments, retention bonuses or payments or similar bonuses or payments paid, owing, payable, arising from, triggered by or otherwise in connection with the transactions contemplated by this Agreement, whether or not such bonuses or payments do not become payable until the occurrence of a termination of employment or the occurrence of any other event or circumstance that may occur after the consummation of the transactions contemplated by this Agreement) (including the Specified Bonuses/Payments other than the Additional Payments), together with any Taxes relating thereto or arising therefrom (for clarity, the foregoing includes only such payment obligations that are triggered in connection with the execution of this Agreement or the transactions contemplated by this Agreement, and not as a result of an undertaking or promise made by the Company and/or Parent from and after the Closing Date), but excluding the Additional Payments; (b) the employer’s portion of Social Security (but only to the extent that such employer Social Security payments would cause the applicable employer to pay more than it would otherwise pay with respect to an employee during 2016, assuming such employee’s continued employment for the remainder of 2016), Medicare, FUTA, and other payroll taxes associated with any payments to any Person described in the immediately preceding clause (a); (c) any legal, accounting, financial advisory, investment banking, brokers’, finders’ or other advisory or consulting or similar fees, costs or other expenses incurred by or required to be reimbursed by the Company or any of its Subsidiaries in connection with the transactions contemplated by the Agreement (including any fees owing or payable to Wedbush Securities Inc. any fees, costs and expenses owing or payable to Wedbush Securities Inc. or any other investment bankers, brokers, finders or any legal counsel or other advisors or consultants in connection with the transactions contemplated by this Agreement); (d) any Transfer Taxes; and (e) the costs and premiums of the D&O Tail Policies.

“Unpaid Company Expenses” means the amount of all Transaction Expenses that have not been paid by the Company as of immediately prior to the Closing; provided, however, notwithstanding the foregoing or anything to the contrary in this Agreement, if the amount of Transaction Expenses is reduced at any time after the Calculation Time but prior to as of immediately prior to the Closing, the amount of such reduction to the Transaction Expenses shall be deemed to still be outstanding as of immediately prior to the Closing for purposes of calculating the amount of Unpaid Transaction Expenses and determining the Estimated Closing Merger Consideration and the Final Closing Merger Consideration under this Agreement and any adjustments thereto.

“Warrant” means any warrant to purchase capital stock of the Company and still outstanding as of immediately prior to the Effective Time.

“Warrantholder” means a holder of a Warrant.

ARTICLE II

MERGER

Section 2.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, (a) Merger Sub will merge with and into the Company, and (b) the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”).

Section 2.2 Closing; Termination. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 am Costa Mesa time, no later than two (2) Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), virtually by exchange of copies of the executed documents via electronic delivery (the day on which the Closing takes place being the “Closing Date”).

Section 2.3 Closing Deliverables.

(a) At or prior to the Closing, the Company shall deliver or cause to be delivered to Parent the following:

(i) written resignations of the officers and directors of the Company and its Subsidiaries pursuant to Section 5.4 (except as set forth on Schedule 5.4 hereto);

(ii) a certificate duly executed by the secretary or an assistant secretary (or equivalent officer) of the Company certifying that: (A) attached thereto are true and complete copies of (1) the resolutions adopted by the Company Board that authorize and approve the execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Company or any Subsidiary of the Company is a party and the consummation of the transactions contemplated hereby and thereby and declare the advisability of this Agreement and (2) the Required Shareholder Approval, which evidences the approval and adoption of the Merger, this Agreement and the transactions contemplated hereby; (B) all such resolutions and the Required Shareholder Approval are in full force and effect and are all the resolutions adopted by the Company Board and Shareholders in connection with the transactions contemplated hereby and thereby; and (C) attached thereto are true and complete copies of the Company Organizational Documents and the certificate of incorporation, bylaws, certificate of formation, limited liability company agreement or other organizational documents of each of the Company’s Subsidiaries, in each case, as amended and/or restated and in effect as of immediately prior to execution of this Agreement and the Closing;

(iii) a certificate duly executed by the secretary or an assistant secretary (or equivalent officer) of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement, the Ancillary Agreements and the other documents to be delivered hereunder and thereunder;

(iv) certificates of good standing or status of a foreign corporation or entity with respect to the Company and each of the Company’s Subsidiaries from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company and each of the Company’s Subsidiaries is organized and each other jurisdiction where the Company or any of its Subsidiaries is qualified to do business, each of which is dated no more than 10 days prior to the Closing Date;

(v) at least two (2) Business Days prior to the Closing, the Closing Certificate (including, without limitation, the Estimated Closing Statement);

(vi) the Consideration Spreadsheet contemplated in Section 2.17;

(vii) the FIRPTA Statement and the FIRPTA Notice;

(viii) a certificate duly executed by the chief executive officer of the Company certifying that each of the representations and warranties of the Company contained in this Agreement are true and correct, in each case as of the Closing as though made at the Closing;

(ix) duly executed payoff letters for the Loan Indebtedness satisfactory to Parent, which include, without limitation, an authorization to file all UCC termination statements and releases necessary to evidence satisfaction and termination of the Loan Indebtedness and to enable the release of any Liens relating thereto upon payment of the Loan Indebtedness Payoff Amount, along with wire transfer instructions for each holder of Loan Indebtedness (collectively, the “Payoff Letters”);

(x) each of the Ancillary Agreements (other than the Letters of Transmittal) to which the Company, a Person, any of the Company’s Subsidiaries or any Holder is a party, duly executed by the Company, such Person, such Subsidiary and/or such Holder, as applicable;

(xi) Letters of Transmittal from the Indemnification Shareholders, being: (A) Shareholders entitled to receive at least 88% of the Estimated Closing Merger Consideration and (B) Shareholders holding at least 88% of the Series 2 Preferred outstanding as of immediately prior to the Effective Time, in each case, duly executed by each applicable Indemnification Shareholder;

(xii) Indemnification and Non-Solicitation Agreements, duly executed by each Indemnification Shareholder;

(xiii) written agreements terminating any Contracts between the Company or any Subsidiary of the Company, on the one hand, and any of their respective Affiliates (other than the Company or any Subsidiary of the Company) or any of the Holders, on the other hand, set forth on Schedule 2.3(a)(xiii); and

(xiv) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, or notices to, any Person required in connection with the execution, delivery or performance hereof set forth on Schedule 2.3(a)(xiv) shall have been obtained or made and shall be in full force and effect, in each case in form and substance reasonably satisfactory to Parent (and copies thereof shall have been provided to Parent).

(b) At the Closing, Parent shall deliver to the Company, the Shareholder Representative, or such other Person specified below, the following:

(i) payment of third parties by wire transfer of immediately available funds (in accordance with the wire instructions set forth in the Closing Certificate) that amount of money due and owing from the Company to such third parties as Transaction Expenses as set forth on the Closing Certificate;

(ii) payment to holders of outstanding Loan Indebtedness by wire transfer of immediately available funds that amount of money due and owing from the Company to such holder, of outstanding Loan Indebtedness as set forth on the Closing Certificate;

(iii) payment to the Shareholder Representative of the Shareholder Representative Expense Amount by wire transfer of immediately available funds (in accordance with the wire instructions set forth in the Closing Certificate) in accordance with Section 10.1.

(iv) a certificate of the secretary or an assistant secretary (or equivalent officer) of Parent and Merger Sub certifying that attached thereto are true and complete copies of all resolutions adopted by the directors of Parent and Merger Sub authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Parent or Merger Sub is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted by the directors of Parent and Merger Sub in connection with the transactions contemplated hereby and thereby; and

(v) a certificate of the secretary or an assistant secretary (or equivalent officer) of Parent and Merger Sub certifying the names and signatures of the officers of Parent and Merger Sub authorized to sign this Agreement, the Ancillary Agreements to which Parent or Merger Sub is a party and the other documents to be executed and delivered by Parent or Merger Sub hereunder and thereunder.

Section 2.4 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub shall cause a certificate of merger in substantially the form attached hereto as Exhibit E (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.5 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 2.6 Certificate of Incorporation; Bylaws. At the Effective Time, (a) the certificate of incorporation of the Company shall be amended and restated so as to read in its entirety as set forth in Exhibit A to the Certificate of Merger, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by Law, and (b) the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by Law.

Section 2.7 Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time shall, at the Effective Time, be the directors and officers, respectively, of the Surviving Corporation and hold such positions until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable Law.

Section 2.8 Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or any Shareholder or any holder of shares of common stock of Merger Sub:

(a) Cancellation of Certain Company Capital Stock.

(i) Each Share outstanding immediately prior to the Effective Time that is owned by Parent, Merger Sub or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries shall automatically be cancelled and retired and shall cease to exist, and no consideration or payment shall be delivered or made in exchange therefor or with respect thereto.

(ii) Each Share of Common Stock and Series 1 Preferred outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall automatically be cancelled and retired and shall cease to exist, and no consideration or payment shall be delivered or made in exchange therefor or with respect thereto.

(b) Conversion of Certain Company Capital Stock. Each Share of Series 2 Preferred outstanding immediately prior to the Effective Time (other than (i) Shares to be cancelled and retired in accordance with Section 2.8(a)(i), and (ii) Dissenting Shares) shall be converted into (and shall thereafter represent only) the right to receive, upon the delivery to Parent of the Letter of Transmittal and the surrender of the Certificate formerly representing such Share, the Closing Series 2 Preferred Per Share Merger Consideration, in cash, without interest, together with any amounts that may become payable in respect of the Post-Closing Purchase Price Addition, if any, at the time and subject to the contingencies specified herein. Each such Share of Series 2 Preferred (excluding for these purposes Dissenting Shares) shall no longer be outstanding and shall be cancelled and shall cease to exist, and each holder of such Certificate that immediately prior to the Effective Time represents any such Share shall cease to have any rights with respect thereto, except the right to receive the amounts described in this Section 2.8(b) to be paid in consideration therefor upon surrender of such Certificate and delivery of the Letter of Transmittal to Parent in accordance with Section 2.11, without interest and subject to Section 2.14.

(c) Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.00001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation, and such common stock of the Surviving Corporation issued upon such conversion shall constitute all of the issued and outstanding capital stock and equity interests of the Surviving Corporation immediately following the Effective Time.

Section 2.9 Treatment of Options and Warrants and Corporate Actions.

(a) At the Effective Time, each Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the Optionholder or any other Person, cancelled and shall not have any right to receive any consideration or payment in respect thereof, and each Optionholder shall cease to have any rights with respect thereto.

(b) At the Effective Time, each Warrant that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the Warrantholder or any other Person, cancelled and shall not have any right to receive any consideration or payment in respect thereof, and each Warrantholder shall cease to have any rights with respect thereto.

(c) At or prior to the Closing, the Company and the Company Board shall adopt any resolutions and take any actions necessary to (i) effectuate the provisions of this Section 2.9; and (ii) cause the Warrants, Options and the Stock Option Plans to terminate at or prior to the Effective Time. No holder of any Options or Warrants shall have any rights thereunder (including, without limitation, any rights to (A) acquire securities or other equity interests in the Company, the Surviving Corporation, Parent or any Subsidiary of any of the foregoing or (B) receive any consideration or payment in respect thereof).

Section 2.10 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.8, Shares issued and outstanding immediately prior to the Effective Time (other than Shares cancelled in accordance with Section 2.8(a)) and held by a stockholder who has not voted such Shares in favor of the Merger or consented thereto in writing and who has properly demanded or may properly demand appraisal rights, and who has not withdrawn such demand, or otherwise lost their rights to appraisal of such Shares, pursuant to Section 262 of the DGCL (such Shares being referred to collectively as the “Dissenting Shares” until such time as such stockholder fails to perfect or otherwise loses such stockholder’s appraisal rights under Section 262 of the DGCL with respect to such Shares) shall not be converted into a right to receive a portion of the Final Closing Merger Consideration, but instead shall be cancelled and retired and cease to exist and will thereafter be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such stockholder fails to perfect, withdraws or loses such stockholder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such stockholder is not entitled to the relief provided by Section 262 of the DGCL, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Final Closing Merger Consideration, if any, to which such stockholder is entitled pursuant to Section 2.8(b), without interest thereon and subject to Section 2.14. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

Section 2.11 Surrender and Payment.

(a) At the Effective Time, all Shares, Options and Warrants outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and, subject to Section 2.10, each holder of a certificate formerly representing any Shares (each, a “Certificate”) and each holder of record of an Option or a Warrant shall cease to have any rights as a stockholder of the Company or a holder of Options or Warrants.

(b) Parent shall act as the exchange agent in the Merger.

(c) Prior to receiving any portion of the Final Closing Merger Consideration, each holder of any issued and outstanding Shares of Series 2 Preferred (other than Dissenting Shares) immediately prior to the Effective Time, whether or not represented by a Certificate, shall have delivered to Parent (i) a properly completed and duly executed letter of transmittal in substantially the form attached as Exhibit F (a “Letter of Transmittal”) together with such other documents as may be reasonably requested pursuant to the instructions therein and (ii) the Certificates held of record by such Shareholder. On the date of this Agreement, after the execution of this Agreement, the Shareholder Representative shall mail to each holder of Shares of Series 2 Preferred a Letter of Transmittal and instructions for use in effecting the surrender of Certificates in exchange for the applicable portion of the Final Closing Merger Consideration pursuant to Section 2.8(b). Parent shall, no later than the later of (i) the Closing Date or (ii) three (3) Business Days after receipt of a Certificate, together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and any other customary documents that the Parent may reasonably require in connection therewith, pay to the holder of such Certificate a cash amount as provided in Section 2.8(b) with respect to such Certificate so surrendered and the

Certificate shall forthwith be cancelled. No interest shall be paid or shall accrue on any cash payable upon surrender of any Certificate. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented shares of Series 2 Preferred (other than Dissenting Shares) shall be deemed from and after the Effective Time, for all purposes, to evidence the right to receive the portion of the Final Closing Merger Consideration payable pursuant to Section 2.8(b) as provided in Section 2.8(b). If after the Effective Time, any Certificate is presented to Parent, it shall be cancelled and exchanged as provided in this Section 2.11.

(d) If any portion of the Final Closing Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, and (ii) the Person requesting such payment shall pay to Parent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not payable.

(e) Until surrendered as contemplated by this Section 2.11(e), each Share of Series 2 Preferred shall be deemed as of the Effective Time to represent only the right to receive, upon surrender of such Certificate and delivery of a properly completed and duly executed Letter of Transmittal together with such other documents as may be reasonably requested pursuant to the instructions thereto in accordance with this Section 2.11, the consideration into which such Share shall have been converted pursuant to Section 2.8(b).

(f) Any amounts remaining unclaimed by any holder of Series 2 Preferred at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority pursuant to applicable Laws shall become, to the extent permitted by applicable Laws, the property of Parent, free and clear of all Liens, claims or interests of any Person previously entitled thereto. All cash paid upon conversion of Shares of Series 2 Preferred in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares.

Section 2.12 No Further Ownership Rights in Company Stock. All Final Closing Merger Consideration paid or payable upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate and, from and after the Effective Time, there shall be no further registration of transfers of Shares that were issued and outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Final Closing Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II and elsewhere in this Agreement.

Section 2.13 No Changes to Capital Stock. Without limiting the other provisions of this Agreement, during the period between the execution of this Agreement and the Effective Time, the Company shall not cause, effect or permit any change in the outstanding shares of capital stock of the Company to occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock.

Section 2.14 Withholding Rights. Notwithstanding anything to the contrary in this Agreement, each of the Shareholder Representative, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of Tax Law. To the extent that amounts are so deducted and withheld by the Shareholder Representative, Parent, Merger Sub or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Shareholder Representative, Parent, Merger Sub or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 2.15 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, as a condition precedent to the issuance of any consideration pursuant to this Article II, the Person claiming such Certificate to be lost, stolen or destroyed must provide an appropriate affidavit with respect to such Certificate (in form and substance satisfactory to Parent) prior to Parent issuing, in exchange for such lost, stolen or destroyed Certificate, the Final Closing Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate pursuant to this Article II.

Section 2.16 Purchase Price Adjustment.

(a) At least two (2) days prior to the Closing Date, without prejudice to or otherwise limiting Parent’s rights under this Agreement (including, without limitation, under any other provisions of this Section 2.16 or Article VIII), Parent, the Company and Shareholder Representative will reasonably and in good faith mutually agree upon the amount of the Estimated Closing Net Working Capital and the Estimated NWC Reduction Amount, if any. The “Estimated NWC Reduction Amount” shall mean the amount, if any, by which the Estimated Closing Net Working Capital is less than the Target Working Capital.

(b) As soon as practicable, but in no event later than ninety (90) days following the Closing Date, the Parent shall prepare a statement (the “Parent Closing Statement”) of its calculation of the Closing Net Working Capital, the Loan Indebtedness, the Closing Cash, and the Unpaid Transaction Expenses. The Parent Closing Statement shall be prepared in accordance and consistent with the calculation of Net Working Capital set forth on the attached Exhibit D and the other applicable provisions of this Agreement (including the definitions contained in this Agreement) and shall utilize the same accounting treatments for each item consistently applied.

(c) The Parent shall deliver a copy of the Parent Closing Statement to Shareholder Representative promptly after it has been prepared. After receipt of the Parent Closing Statement, Shareholder Representative shall have forty-five (45) days to review the Parent Closing Statement. Shareholder Representative and its authorized representatives shall have reasonable access during normal business hours to all relevant books and records of the Company to the extent relating to the calculations in the Parent Closing Statement and reasonably required to complete their review of the Parent Closing Statement, subject to customary confidentiality obligations. Unless Shareholder Representative delivers written notice to the Parent on or prior to the forty-fifth (45th) day after Shareholder Representative’s receipt of the Parent Closing Statement specifying in reasonable detail the amount, nature and basis of each disputed item or amount in the Parent Closing Statement (each a “Disputed Item”) and Shareholder Representative’s proposed modification of the calculation of each Disputed Item (provided that such objections shall be limited to mathematical errors and objections that calculations of amounts were not made in accordance with the calculation of Net Working Capital set forth on the attached Exhibit D and the other applicable provisions of this Agreement (including the definitions contained in this Agreement)), Shareholder Representative and the Holders shall be deemed to have accepted and agreed to the calculations set forth in the Parent Closing Statement and the Parent Closing Statement and the calculations set forth therein shall be become final, conclusive and binding upon the parties hereto and the Holders. If Shareholder Representative timely notifies Parent of its objection to the Parent Closing Statement in accordance with the preceding sentence, the Shareholder Representative and Parent shall, within thirty (30) days (or such longer period as the parties may agree in writing) following such notice (the “Resolution Period”), attempt in good faith to resolve their differences and any written resolution agreed to by them executed by Parent, on the one hand, and Shareholder Representative, on the other hand, as to any disputed amounts shall be final, binding and conclusive.

(d) If, at the conclusion of the Resolution Period, there are any Disputed Items remaining in dispute, then such Disputed Items remaining in dispute (and only such remaining Disputed Items) shall be submitted to Pricewaterhouse Coopers (or if Pricewaterhouse Coopers is unable or unwilling to accept such engagement, a nationally recognized independent public accounting firm that is mutually agreed upon by Parent and the Shareholder Representative in writing) (in either case, the “Neutral Auditor”). If Pricewaterhouse Coopers is unable or unwilling to accept such engagement and the Shareholder Representative and Parent are unable to agree on another Neutral Auditor, then the Shareholder Representative, on the one hand, and Parent, on the other hand, shall have the right to request the office of the American Arbitration Association to appoint the Neutral Auditor, which Neutral Auditor shall not have had a material relationship with the Holders, the Company, Parent or any of their respective Affiliates within the past two years. Each party agrees to execute, if requested by the Neutral Auditor, a reasonable engagement letter, including customary indemnities. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor shall be borne pro rata as between the Indemnification Shareholders (pro rata in accordance with their respective Allocable Portions), on the one hand, and Parent, on the other hand, in proportion to the allocation of the dollar amount of the Disputed Items remaining in dispute between the Shareholder Representative and Parent made by the Neutral Auditor such that the prevailing party pays the lesser proportion of the fees and expenses. For example, if (i) Parent values an item at an amount equal to $1,000; (ii) the Shareholder Representative submits an objection contesting only $400 of the amount claimed by Parent; and (iii) the Neutral Auditor ultimately resolves the dispute by awarding Parent $300 of the $400 contested amount, then the costs and expenses of the Neutral Auditor will be allocated 75% (i.e., $300/$400) to the Shareholders and 25% (i.e., $100/$400) to Purchaser. The Neutral Auditor’s services and authority to make a determination shall be limited in scope to fixing mathematical errors and determining whether the Disputed Items remaining in dispute were determined in accordance with calculation of Net Working Capital set forth on the attached Exhibit D and the other applicable provisions of this Agreement (including the definitions contained in this Agreement), and the Neutral Auditor not to make any other determination. The Neutral Auditor shall act as an arbitrator to determine, based solely on the provisions of this Section 2.16 and the presentations by the Shareholder Representative and Parent, and not by independent review, only those Disputed Items still in dispute. The Neutral Auditor’ determination shall be made within thirty (30) days of their selection, shall be set forth in a written statement delivered to the Shareholder Representative and Parent and shall be deemed a final, binding and conclusive arbitration award. A judgment of a court of competent jurisdiction may be entered upon the Neutral Auditor’ determination. For purposes of this Agreement, (i) “Final Closing Net Working Capital” shall mean the Closing Net Working Capital agreed to (or deemed to be agreed to) by Parent and the Shareholder Representative in accordance with Section 2.16(c) hereof or resulting from the determinations made by the Neutral Auditor in accordance with this Section 2.16(d) (in addition to those items theretofore agreed to by the Shareholder Representative and Parent), (ii) “Final Loan Indebtedness” shall mean the Loan Indebtedness agreed to (or deemed to be agreed to) by Parent and the Shareholder Representative in accordance with Section 2.16(c) hereof or resulting from the determinations made by the Neutral Auditor in accordance with this Section 2.16(d) (in addition to those items theretofore agreed to by the Shareholder Representative and Parent), (iii) “Final Closing Cash” shall mean the Closing Cash agreed to (or deemed to be agreed to) by Parent and the Shareholder Representative in accordance with Section 2.16(c) hereof or resulting from the determinations made by the Neutral Auditor in accordance with this Section 2.16(d) (in addition to those items theretofore agreed to by the Shareholder Representative and Parent) , and (iv) “Final Unpaid Transaction Expenses” shall mean the Unpaid Transaction Expenses agreed to (or deemed to be agreed to) by Parent and the Shareholder Representative in accordance with Section 2.16(c) hereof or resulting from the determinations made by the Neutral Auditor in accordance with this Section 2.16(d) (in addition to those items theretofore agreed to by the Shareholder Representative and Parent).

(e) The Purchase Price shall be (i) increased dollar for dollar by the amount, if any, by which the Final Closing Merger Consideration exceeds the Estimated Closing Merger Consideration (such increase to the Purchase Price, a “Post-Closing Purchase Price Addition”); provided, however, that any Post-Closing Purchase Price Addition resulting from the Final Closing Net Working Capital exceeding the Estimated Closing Net Working Capital shall not exceed the difference between the Target Working Capital and the Estimated Net Working Capital, or (ii) decreased dollar for dollar by the amount, if any, by which the Estimated Closing Merger Consideration exceeds the Final Closing Merger Consideration (such decrease to the Purchase Price, a “Post-Closing Purchase Price Reduction”). Any adjustments to the Purchase Price made pursuant to this Section 2.16(e) shall be paid, within five (5) Business Days after the Final Closing Net Working Capital, Final Loan Indebtedness, Final Closing Cash and Final Unpaid Transaction Expenses have all been agreed to (or deemed to be agreed to) by Parent and the Shareholder Representative in accordance with Section 2.16(c) hereof or resulting from the determinations made by the Neutral Auditor in accordance with this Section 2.16(d) (in addition to those items theretofore agreed to by the Shareholder Representative and Parent) as follows:

(i) If a Post-Closing Purchase Price Addition has been determined pursuant to this Section 2.16(e), then (A) Parent or the Surviving Corporation shall, within such five (5) Business Day period, pay (or cause to be paid) the amount of such Post-Closing Purchase Price Addition to the Shareholders in accordance with their respective Distribution Percentages set forth in the Consideration Spreadsheet) by wire transfer of immediately available funds to the account(s) specified by the Shareholder Representative, and (B) Parent shall pay and release the Post-Closing Adjustment Holdback Account by wire transfer or check to the Shareholders in accordance with their respective Distribution Percentages set forth in the Consideration Spreadsheet; and

(ii) If a Post-Closing Purchase Price Reduction has been determined pursuant to this Section 2.16(e), then Parent shall (A) within such five (5) Business Day period, deduct the Post-Closing Purchase Price Reduction from the Post-Closing Adjustment Holdback Amount and (B) deliver the remainder of the Post-Closing Adjustment Holdback Amount (if any) by wire transfer or check to the Shareholders in accordance with their respective Distribution Percentages set forth in the Consideration Spreadsheet.

(f) The Purchase Price as adjusted pursuant to Section 2.16(a), and as further adjusted pursuant to Section 2.16(e) is referred to herein as the “Final Purchase Price”.

Section 2.17 Consideration Spreadsheet.

(a) At least two (2) Business Days before the Closing and concurrently with the calculation of the Estimated Closing Net Working Capital under Section 2.16(c) hereof, the Company shall prepare and deliver to Parent a spreadsheet (the “Consideration Spreadsheet”), certified by the chief executive officer of the Company, which shall set forth, as of the Closing Date and immediately prior to the Effective Time, the following:

(i) the names and addresses of all Shareholders and the number Shares (listed separately by class and series) held by such Persons;

(ii) the names and addresses of all Optionholders, together with the number of Shares (listed by class and series of capital stock) subject to Options held by such Optionholders, the grant date, exercise price and vesting schedule for such Options;

(iii) the names and addresses of all Warrantholders, together with the number of Shares (listed by class and series of capital stock) subject to Warrants held by such Warrantholders, the grant date, exercise price and vesting schedule for such Warrants;

(iv) detailed calculations of the Estimated Closing Merger Consideration, each of the Holdback Amounts, the Series 2 Preferred Share Number, the Closing Series 2 Preferred Per Share Merger Consideration, and the amounts payable, if any, to each Holder pursuant to Article II in respect of their respective Shares, Options and Warrants;

(v) each Indemnification Shareholder’s Allocable Portion (expressed as a percentage);

(vi) each Shareholder’s Distribution Percentage; and

(vii) the applicable wire transfer instructions (or other payment directions) for each holder of Series 2 Preferred.

(b) The Company shall prepare the Consideration Spreadsheet consistent with the amounts each Holder would receive if all of the payments were made on the Closing Date pursuant to the liquidation priorities set forth in the Company Organizational Documents and consistent with this Agreement, the Stock Option Plans, any Applicable Option Documents (including taking into account the exercise price associated with any Options), the Warrants and any agreements relating to the Warrants. Parent, Merger Sub, the Surviving Corporation and each of their respective Affiliates shall be entitled to rely on the Consideration Spreadsheet in making payments under Article II, and none of Parent, Merger Sub, the Surviving Corporation, or any of their respective Affiliates shall be responsible for the calculations or the determinations regarding such calculations in such Consideration Spreadsheet. None of Parent, Merger Sub, the Surviving Corporation or any of their respective Affiliates or any other Parent Indemnified Party shall have any liability or obligation to any Person, including the Holders, for any Losses arising from or relating to errors, omissions or inaccuracies in the calculations of the portion of the Final Closing Merger Consideration payable to any Holder or any other errors, omissions or inaccuracy in the Consideration Spreadsheet.

Section 2.18 Holdbacks.

(a) Holdbacks Generally. The following amounts shall be held back by Parent from the Estimated Closing Merger Consideration to be paid to the Shareholders at Closing:

(i) the General Holdback Amount (which shall include the Class Action Litigation Matter Amount, the General Litigation Matter Amount and the Tax Holdback Amount);

(ii) the Post-Closing Adjustment Holdback Amount,

(iii) the Sales Tax Holdback Amount, and

(iv) the SmartSource Holdback Amount, if any.

(b) General Holdback Amount. The General Holdback Amount shall be held by Parent to satisfy any Losses of the Parent Indemnified Parties that are subject to indemnification by the Indemnification Shareholders under this Agreement, including without limitation any indemnifiable Losses under Section 8.2 below, and shall be held by Parent for a period of eighteen (18) months after Closing, unless earlier released by Parent; provided, however, that:

(i) The Class Action Litigation Matter Amount shall be held by Parent until Final Resolution of the Class Action Litigation Matters,

(ii) The General Litigation Matter Amount shall be held by Parent until Final Resolution of the General Litigation Matters, and

(iii) The Tax Holdback Amount shall be held by Parent for a period of three (3) years after Closing.

(c) Post-Closing Adjustment Holdback Amount. The Post-Closing Adjustment Holdback Amount shall be held by Parent to cover any Post-Closing Purchase Price Reduction described in Section 2.16 above and shall be so held until the Final Purchase Price is determined in accordance with Section 2.16.

(d) Sales Tax Holdback Amount. The Sales Tax Holdback Amount is retained to pay for any liabilities of the Company for the payment of sales tax that remain unpaid as of the Closing (including without limitation any interest or penalties ultimately required to be paid with respect thereto). Parent will engage a nationally recognized tax consultant (the “Tax Consultant”) to assist in its efforts to settle any such sales tax liabilities after the Closing and amounts paid in settlement of any such liabilities will be deducted from the Sales Tax Holdback Amount. Any portion of the Sales Tax Holdback Amount that has not been applied to the settlement of such sales tax liabilities as of the third (3rd) anniversary of the Closing will be released to the Shareholders in accordance with their respective Distribution Percentages set forth in the Consideration Spreadsheet; provided, however, that, subject to Parent’s reasonable approval, there will be an initial release of a portion of the Sales Tax Holdback Amount upon the initial assessment by the Tax Consultant (not to exceed 180 days after Closing) equal to the Sales Tax Holdback Amount minus the amount determined to be due for such sales taxes by the Tax Consultant.

(e) SmartSource Holdback Amount. In the event there are past due invoices from receivables due with respect to SmartSource outstanding at Closing, then the SmartSource Holdback Amount will be held by Parent and will be paid and released as the Company receives corresponding payments of any such past due invoices with respect to SmartSource during the eighteen (18) month period following Closing.

(f) Release of Holdback Amounts. Within forty-five (45) days after conclusion of the applicable holding period for each of the Holdback Amounts set forth in this Section 2.18 (other than with respect to the Post-Closing Adjustment Holdback Amount, which shall be released as set forth in Section 2.16 above), Parent shall pay and release the remaining balance of such Holdback Amount (as of the expiration of the applicable holding period) to the Shareholders in accordance with their respective Distribution Percentages set forth in the Consideration Spreadsheet.

ARTICLE III

REPRESENTATIONS AND WARRANTIES CONCERNING THIS TRANSACTION

Section 3.1 Fundamental Representations and Warranties. The Company hereby represents and warrants to Parent that the following representations and warranties are true and correct as of the date hereof and will be true and correct as of the Closing:

(a) Shareholder Organization; Authorization; Etc. Each Shareholder that is an entity is duly organized, validly existing and in good standing under the Laws of its state of organization. Each Shareholder has all requisite power and authority, and in the case of each Shareholder that is an individual, has full legal capacity, to execute and deliver the Ancillary Agreements to which such Shareholder is a party, to perform such Person’s obligations thereunder and to consummate the transactions contemplated thereby and under this Agreement (to the extent applicable to such Person). Upon the execution and delivery of the Ancillary Agreements, the performance of each Shareholder’s obligations thereunder, and the consummation of the transactions contemplated thereby and under this Agreement (to the extent applicable to such to such Person), have been duly and validly authorized by all necessary proceedings on the part of each such Person. When executed and delivered, the Ancillary Agreements to which each Shareholder is a party will be duly executed and delivered by each Person and, together with this Agreement (to the extent applicable to such Person) will constitute the legal, valid and binding obligations of each such Person, enforceable against each Person in accordance with their terms.

(b) Shareholder no Conflict. The execution, delivery and performance of the Ancillary Agreements to which each Shareholder is party, and the consummation of the transactions contemplated thereby and under this Agreement (to the extent applicable to such Person) will not: (i) in each case, with or without notice or lapse of time or both, conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any contract, agreement, commitment, understanding, arrangement or restriction of any kind to which any Shareholder is a party or to which any such Person or any of their respective property is subject; (ii) result in the creation of any Lien upon, or any person obtaining the right to acquire any properties, assets or rights of any Shareholder; (iii) violate or conflict with any Law, ordinance, code, rule, regulation, decree, Order or ruling of any court, arbitral body or Governmental Authority, to which any Shareholder or any of their respective property is subject; (iv) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any governmental, administrative or judicial authority; (v) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any governmental, administrative or judicial authority; or (vi) conflict with or result in any breach of any of the provisions of the Shareholder’s Governing Documents.

(c) Title to Shares. Except as set forth on Schedule 3.1(c), each Shareholder holds of record and owns beneficially the number of Shares set forth next to his, her, or its name on the Consideration Spreadsheet, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws) and Liens.

(d) Brokers, Finders, Etc. No Shareholder has employed any broker, finder, financial advisor, investment banker or similar advisor, or incurred any Liability for a brokerage fee, finder’s fee, financial advisor’s fee, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement.

Section 3.2 Parent and Merger Sub’s Representations and Warranties.

(a) Incorporation; Authorization; Etc. Parent and Merger Sub are duly organized, validly existing and in good standing under the laws of Delaware. Parent and Merger Sub have full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party, the performance of Parent’s and Merger Sub’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary company or corporate, as applicable, proceedings on the part of such Person. This Agreement has been, and when executed and delivered the Ancillary Agreements to which it is a party will be, duly executed and delivered by Parent and Merger Sub, and constitute and will constitute the legal, valid and binding obligations of such Party, enforceable against such Party in accordance with their terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.

(b) No Conflict. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Parent and/or Merger Sub is a party and the consummation of the transactions contemplated hereby and thereby will not (a) conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any contract, agreement, commitment, understanding, arrangement or restriction of any kind to which such Person is a party or to which such Person or any of its property is subject; (b) violate or conflict with any law, ordinance, code, rule, regulation, decree, order or ruling of any court, arbitral body or Governmental Authority, to which such Person or any of its property is subject; (c) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any governmental, administrative or judicial authority; or (d) conflict with or result in any breach of any of the provisions of Parent’s certificate of formation or limited liability company agreement, in each case, as amended, or Merger Sub’s certificate of incorporation or bylaws.

(c) Brokers, Finders, Etc. Parent has not employed any broker or finder, or incurred any Liability for a brokerage fee, commission or finder’s fee in connection with the transactions contemplated by this Agreement.

(d) Investment. Parent is not acquiring the Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES CONCERNING

THE COMPANY AND ITS SUBSIDIARIES

The Company hereby represents and warrants to Parent that the following representations and warranties are true and correct as of the date hereof and will be true and correct as of the Closing:

Section 4.1 Company Organization; Authority; Board Approval.

(a) The Company is a corporation duly organized, validly existing and in good standing under the state of Delaware. The Company has the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Except as set forth on Schedule 4.1(a), the Company is qualified to do business as a foreign entity and is in good standing in each jurisdiction listed on Schedule 4.1(a), which jurisdictions constitute all of the jurisdictions in which the ownership, lease or operating of properties or the proper conduct of the business of the Company requires the Company to be so qualified. The Company has provided to Parent true and complete copies of the Company Organizational Documents. The Company Organizational Documents are in full force and effect, and the Company is not in violation of any provision of the Company Organizational Documents. The Company has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of Shareholders representing a majority of the outstanding Shares (“Requisite Company Vote”), to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and any Ancillary Agreement to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock required to approve and adopt this Agreement and the Ancillary Agreements, approve the Merger and consummate the Merger and the other transactions contemplated hereby or by the Ancillary Agreements. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Parent and Merger Sub) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. Each Ancillary Agreement to which the Company is a party has been duly executed and delivered by the Company, and such Ancillary Agreement constitutes a legal and binding obligation of the Company enforceable against it in accordance with its terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.

(b) The Company Board, by resolutions duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held and not subsequently rescinded or modified in any way, has (i) determined that this Agreement and the Ancillary Agreements to which the Company is a party and the transactions contemplated hereby and thereby, including the Merger, are fair to, and in the best interests of, the Shareholders, (ii) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, (iii) directed that this Agreement be submitted to the Shareholders for adoption, and (iv) resolved to recommend that the Shareholders adopt this Agreement and directed that such matter be submitted for consideration of the Shareholders.

Section 4.2 No Conflicts; Consents. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby will not (a) in each case, with or without notice or lapse of time or both, conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, give rise to any right of termination or acceleration in respect of, or result in a loss of benefit to which the Company or any of its Subsidiaries are entitled under, any Material Contract; (b) result in the creation of any Lien upon, or any person obtaining the right to acquire any properties, assets or rights of the Company or of any of the Company’s Subsidiaries; (c) violate or conflict with any law, ordinance, code, rule, regulation, decree, Order or ruling of any court, arbitral body or Governmental Authority, to which the Company or any of its property is subject; (d) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any Person; or (e) conflict with or result in any breach of any of the provisions of the Company Organizational Documents.

Section 4.3 Capitalization.

(a) The authorized capital stock of the Company consists solely of 19,976,498 shares of Common Stock, 3,693,012 shares of Series 1 Preferred and 26,800,000 shares of Series 2 Preferred. Of the authorized capital stock of the Company, 2,856,962 shares of Common Stock, 2,752,676 shares of Series 1 Preferred and 23,709,138 shares of Series 2 Preferred are issued and outstanding. All such issued and outstanding shares of capital stock are duly authorized, validly issued, fully paid and nonassessable and all are owned, beneficially (free and clear of any Liens, except for restrictions under the Securities Act and state securities Laws) and of record, as set forth on the Consideration Spreadsheet attached hereto.

(b) Other as set forth in the Consideration Spreadsheet, (i) there are no outstanding Ownership Interests of the Company, (ii) there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company or any stockholder of the Company to issue, sell, or otherwise cause to become outstanding any Ownership Interests of the Company, (iii) there are no outstanding obligations (contingent or otherwise) of the Company to repurchase, redeem or otherwise acquire any Ownership Interests of the Company, (iv) there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company, (v) except for the Eighth Amended and Restated Securityholders Agreement dated May 23, 2003, as amended by the First Amendment to the Eighth Amended and Restated Securityholders Agreement, effective as of August 14, 2003, the Second Amendment to the Eighth Amended and Restated Securityholders Agreement, effective as of October 24, 2003, the Third Amendment to the Eighth Amended and Restated Securityholders Agreement, effective as of September 14, 2004, and the Fourth Amendment to the Eighth Amended and Restated Securityholders Agreement, effective as of July 25, 2006 (the “Stockholders Agreement”), there are no stockholders agreements, registration rights agreements, voting agreements, voting trusts, proxies or other Contracts, arrangements or understandings relating to any Ownership Interests of the Company or that otherwise affect voting, registration or transfer of or other rights relating to any Ownership Interests of the Company; and (vi) no person has any right of first refusal, preemptive right, subscription right or similar right with respect to any Ownership Interests of the Company. The Consideration

Spreadsheet sets forth (i) the entire authorized Ownership Interests and the total number of issued and outstanding Ownership Interests of the Company, (ii) a complete and correct list of the outstanding capital stock of the Company, including the name of the record and beneficial owner thereof and the number of shares of capital stock of the Company held thereby; (iii) the conversion price and liquidation preference of each outstanding share of preferred stock of the Company, (iv) a complete and correct list of the outstanding Options, including the name of each holder of an Option, the number and class and series of shares of capital stock of the Company subject to each Option, the exercise price of each Option and the expiration date of each Option, and (v) a complete and correct list of the outstanding Warrants, including the name of each holder of a Warrant, the number and class and series of shares of capital stock of the Company subject to each Warrant, the exercise price of each Warrant and the expiration date of each Company Warrant. The Company has not violated any applicable federal or state securities Laws in connection with the offer, sale or issuance of any Shares, Options or Warrants or any other Ownership Interests of the Company. No Shares, Options or Warrants or other Ownership Interests of the Company are subject to, or have been issued in violation of, preemptive or similar rights. The Company has taken all action necessary to cause the Stockholders Agreement to be terminated at or prior to the Closing, and none of the Surviving Corporation, Parent or any of their respective Affiliates shall have any Liability arising out of, relating to or otherwise by virtue of the Stockholders Agreement or any other such agreements. The Company has taken all action necessary to cause each outstanding Option (whether vested or unvested) and the Stock Option Plans and each outstanding Warrant to be cancelled at or prior to the Effective Time, and none of the Surviving Corporation, Parent or any of their respective Affiliates shall have any Liability arising out of, relating to or otherwise by virtue of any Option, any Stock Option Plan, any Warrant or any Contract related to any of the foregoing. Other than pursuant to the Specified Bonuses/Payments payable to Ronald Reed, Lana Reeve, Robert Esposito and Michael Haviken as shown as a liability in Working Capital, no Person who is an officer of the Company shall receive, nor is any such Person entitled to, directly or indirectly, any consideration or payments in connection with the transactions contemplated by this Agreement, including, without limitation, in the case of Ronald Reed, in his capacity as a general partner, agent or representative of any Holder or any Affiliate of any Holder (including, without limitation, Strome Endeavor Partners, LP or Strome Endeavor Partners II, LP or any of their respective Affiliates).

Section 4.4 Financial Statements.

(a) Schedule 4.4(a) hereto contains true and complete copies of the following financial statements (such financial statements, including the related notes and schedules therein, collectively, the “Financial Statements”):

(i) the audited consolidated balance sheets and related statements of income and cash flow of the Company and its Subsidiaries for the fiscal years ended December 31, 2013 and December 31, 2014, and

(ii) the unaudited consolidated balance sheet (the “Most Recent Balance Sheet”) and related statements of income and cash flows of the Company and its Subsidiaries (collectively, the “Most Recent Financial Statements”) for the fiscal year ended December 31, 2015 (the “Most Recent Fiscal Year End”).

(b) All Financial Statements are in accordance with the books and records of the Company and its Subsidiaries in all material respects, and such books and records of the Company are true and complete in all material respects. Each of the balance sheets included in the Financial Statements fairly presents in all material respects the financial position of the Company and its Subsidiaries as of its date, and each of the related statements of income and cash flows included within the Financial Statements fairly presents in all material respects the results of operations and cash flows of the Company and its Subsidiaries as of its date. All Financial Statements contain and reflect adequate reserves, for all reasonably anticipated losses, costs and expenses in accordance with GAAP. All Financial Statements have been prepared in accordance with GAAP, consistently applied through the periods indicated (except that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes required by GAAP). Except as set forth on Schedule 4.4(b) hereto, all of the inventory of the Company and its Subsidiaries (i) is of a quality and quantity usable or saleable in the Ordinary Course of Business, (ii) is not slow-moving, obsolete, excessive, damaged, or defective, except to the extent included in the reserve for inventory write down set forth on the Most Recent Balance Sheet, and (iii) is fairly reflected on the Most Recent Balance Sheet stating items of inventory at the lower of cost or market value in accordance with GAAP. The Most Recent Balance Sheet reflects reserves for inventory write downs in accordance with GAAP. The accounts payable and accruals of the Company and its Subsidiaries have arisen in bona fide arm’s-length transactions in the Ordinary Course of Business.

Section 4.5 Undisclosed Liabilities. Except as described on Schedule 4.5 hereto, neither the Company nor any of its Subsidiaries has any Liabilities, except for (a) Liabilities as and to the extent accrued for or reserved against on the Most Recent Balance Sheet, and (b) current Liabilities that have arisen after the Most Recent Fiscal Year End in the Ordinary Course of Business and which do not involve violations of law, torts or breaches of contract or warranty.

Section 4.6 Absence of Certain Changes.

Except as disclosed on Schedule 4.6 hereto, since June 30, 2015, the Company and each of its Subsidiaries have conducted their respective businesses in the Ordinary Course of Business, and, since the Last Audited Balance Sheet Date, there has not been any Material Adverse Change with respect to the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, since June 30, 2015, except as disclosed on Schedule 4.6 hereto, neither the Company nor any of its Subsidiaries has suffered a Material Adverse Effect or done any of the following:

(a) sold, leased, licensed, transferred, or assigned, in whole or in part, any of its rights, assets, or properties, whether tangible or intangible (other than: (i) sales of inventory in the Ordinary Course of Business and (ii) non-exclusive, internal use licenses to Company Software granted to end user customers of the Company in the Ordinary Course of Business pursuant to the Company’s standard form license agreement), or mortgaged, pledged or subjected them to any additional Lien, except for Permitted Liens;

(b) entered into any Contract under which the Company is obligated to pay more than $50,000 per annum or entered into any transaction or otherwise committed or obligated itself to any material capital expenditures or commitments therefor, other than in the Ordinary Course of Business;

(c) made any material change in the financial or tax accounting principles or practices from those utilized in the preparation of the Last Audited Financial Statements and the Most Recent Financial Statements, or made any election or change of any election related to Taxes; and

(d) made any capital expenditure (or series of related capital expenditures) either involving more than $100,000 or outside the Ordinary Course of Business;

(e) made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions), whether by merger or otherwise;

(f) incurred any debts or liabilities (absolute, accrued, contingent or otherwise, including any Liens), other than current liabilities incurred in the Ordinary Course of Business;

(g) delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business or accelerated the collection of accounts receivable;

(h) made or authorized any change in its Governing Documents;

(i) issued, sold, or otherwise disposed of any of its Ownership Interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its Ownership Interests;

(j) declared, set aside, or paid any dividend or made any distribution (whether in cash or in kind) with respect to its Ownership Interests or redeemed, purchased, or otherwise acquired any of its Ownership Interests;

(k) experienced any material property damage, destruction, or casualty loss or personal injury loss affecting the business or assets of the Company or any of its Subsidiaries (whether or not covered by insurance);

(l) made any loan to, or entered into any other transaction with, any of its owners, stockholders, Affiliates, directors, officers, managers, or employees (other than routine travel or expense advances made in the Ordinary Course of Business);

(m) entered into any employment Contract, benefit plan, or collective bargaining agreement, written or oral, amended or modified the terms of any existing such Contract, plan, or agreement;

(n) granted any increase in compensation, bonus, or other benefits payable to any directors, managers, consultants, officers, employees or independent contractors of the Company or any of its Subsidiaries, except annual merit increases in the Ordinary Course of Business to employees with annual compensation of less than $100,000;

(o) experienced any termination of employment or service relationship (whether voluntary or involuntary) of any employee or independent contractor with annual compensation of at least $100,000 or received notice from any employee or independent contractor with annual compensation of at least $100,000 of any resignation or termination of their employment or engagement, as the case may be;

(p) discharged, cancelled or compromised any material claim, Liability or Lien owed to or by the Company or any of its Subsidiaries, or waived or released any right of material value, in each case other than in the Ordinary Course of Business;

(q) made any loans or advances of money to any third party;

(r) instituted any Action or entered into any agreement to settle any Action relating to or affecting the Company or any of its Subsidiaries or their respective assets or suffered any actual or threatened Action relating to or affecting the Company or any of its Subsidiaries or their respective assets;

(s) other than as described in Schedule 4.6(s) hereto, taken any action which would be reasonably expected to cause the termination of any Contract with any Top Customer listed on Schedule 4.20(a)(iii) or any Top Supplier listed on Schedule 4.20(b)(ii); or

(t) committed to do any of the foregoing.

Section 4.7 Leased Real Property.

Neither the Company nor any of its Subsidiaries owns any real property. Schedule 4.7 sets forth the address of each parcel of real property leased by the Company or one of its Subsidiaries (the “Leased Real Property”) and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). The Company has delivered to Parent a true and complete copy of each such Lease document. Except as provided in Schedule 4.7, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable against the Company or any of its Subsidiaries, as applicable, and to the Knowledge of the Company, each counter party thereto, and in full force and effect in the form provided to Parent; (ii) the Company’s or its Subsidiaries possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and to the Company’s Knowledge there are no disputes with respect to such Lease; (iii) the Company is not in breach or default under such Lease, (iii) neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge, the other party to such Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (iv) neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and (v) neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other Lien in such Lease or any interest therein. The Leased Real Property is supplied with utilities and other services necessary for the operation of the business conducted by the Company and its Subsidiaries therein. No condemnation proceeding is pending or, to the Company’s Knowledge, threatened, which would impair the occupancy, use or value of any of the Leased real Property. To the Company’s Knowledge, all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, including in the Leased Real Property (the “Improvements”) are in good condition and repair. The Company or any of its Subsidiaries has the exclusive right to use and occupy the Leased Real Property pursuant to the terms of the Leases listed on Schedule 4.7 and all Licenses required to have been issued or appropriate to enable the Leased Real Property to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect. There are no outstanding notices of any uncorrected written violations of applicable building, safety, fire or housing ordinances with respect to the Leased Real Property. There are no purchase options, rights of first refusal or other similar contractual rights (i) pertaining to any of the leasehold interests of the Company or any of its Subsidiaries in any of the Leased Real Property or (ii) to the Company’s Knowledge, otherwise affecting or relating to the Company’s or any of its Subsidiaries’ rights with respect to any of the Leased Real Property.

Section 4.8 Other Properties and Assets.

(a) Except as set forth on Schedule 4.8 hereto, the Company or one of its Subsidiaries has good, valid and marketable title to, or a valid leasehold interest in, all of the properties and assets used or held for use by the Company and its Subsidiaries, located on the Company’s or Subsidiaries’ premises, or shown on the Most Recent Financial Statements or acquired after the date thereof, free and clear of all Liens other than Permitted Liens, except for properties and assets (which are not material individually or in the aggregate) disposed of in the Ordinary Course of Business since the date of the Most Recent Financial Statements.

(b) The Company and its Subsidiaries own or lease all buildings, equipment, and other tangible assets reasonably necessary for the conduct of their businesses as presently conducted and as presently proposed to be conducted. Such equipment and other tangible assets are in good operating condition, subject only to ordinary wear and tear, and have been operated, serviced and maintained in the Ordinary Course of Business.

Section 4.9 Subsidiaries.

(a) Schedule 4.9 sets forth for each Subsidiary of the Company (i) its name and jurisdiction of organization, (ii) the number of authorized shares or other interests for each series and class of its Ownership Interests, (iii) the number of issued and outstanding shares or other interests of each series and class of its Ownership Interests, the names of the holders thereof, and the number of shares or other interests held by each such holder, and (iv) the number of Ownership Interests held in treasury. All of the issued and outstanding shares or other interests of Ownership Interests of each Subsidiary have been duly authorized and are validly issued, fully paid, non-assessable and are free and clear of any Liens (other than restrictions on transfer under applicable securities laws). The Company or one of its Subsidiaries hold of record and own beneficially all of the shares or other interests of Ownership Interests outstanding

Ownership Interests of each Subsidiary of the Company. Except for the Ownership Interests held by the Company in the Company’s Subsidiaries as set forth on Schedule 4.9 hereto, neither the Company nor any of its Subsidiaries owns, holds or has any right to acquire, directly or indirectly, any Ownership Interests of any Person or joint venture interests.

(b) Except as set forth on Schedule 4.9, (i) there are no outstanding Ownership Interests of any Subsidiary of the Company; (ii) there are no outstanding securities, obligations or instruments convertible into or exchangeable for, at any time, Ownership Interests of any Subsidiary of the Company; (iii) there are no existing options, warrants, rights, calls or commitments of any character relating to the Ownership Interests of any Subsidiary of the Company; (iv) there are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any Ownership Interests of any Subsidiary of the Company; (v) there are no stockholders agreements, registration rights agreements, voting agreements, voting trusts, proxies or other Contracts, arrangements or understandings relating to any Ownership Interests of any Subsidiary of the Company or that otherwise affect voting, registration or transfer of or other rights relating to any Ownership Interests of any Subsidiary of the Company; and (vi) no person has any right of first refusal, preemptive right, subscription right or similar right with respect to any Ownership Interests of any Subsidiary of the Company.

(c) Each of the Subsidiaries of the Company listed on Schedule 4.9 is duly organized, validly existing and in good standing under the laws of their respective jurisdictions of formation, and are qualified to do business as foreign entities in their respective jurisdictions, which jurisdictions constitute all of the jurisdictions in which, as to each of the Company’s Subsidiaries, the ownership, lease, or operation of properties or the proper carrying on of business as presently conducted requires each of the Company’s Subsidiaries to be so qualified. The Company has provided to Parent true and complete copies of the Governing Documents of each of the Company’s Subsidiaries. Such Governing Documents are in full force and effect, and none of the Company’s Subsidiaries is in violation of any provision of its Governing Documents.

Section 4.10 Litigation; Orders. Except as disclosed on Schedule 4.10 hereto, (a) neither the Company nor any of its Subsidiaries is subject to any outstanding injunction, judgment, Order, decree, ruling, or charge, (b) there are no, and for the last three years there have been no, Actions, pending, or to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries or affecting any of their respective assets, properties or business, and (c) to the Company’s Knowledge, there are no facts or circumstances which would reasonably be expected to result in or lead to the instigation of, any Action against the Company or any of its Subsidiaries or affecting any of their respective assets, properties or business.

Section 4.11 Intellectual Property.

(a) Schedule 4.11(a) sets forth a complete and accurate list of all (i) patented or registered Intellectual Property and pending patent applications and other applications for registration of Intellectual Property which the Company or any of its Subsidiaries owns or purports to own (“Registered Intellectual Property”), and (ii) all software owned, developed, used, marketed, distributed, or licensed (including as a software service) by the Company or any of its Subsidiaries (other than generally commercially available third party software licensed to the Company or any of its Subsidiaries for internal use only) (the “Company Software”). All Registered Intellectual Property is subsisting. No third party has challenged the validity or enforceability of any Registered Intellectual Property, and to Knowledge of the Company, all Registered Intellectual Property is valid and enforceable.

(b) Except for Intellectual Property licensed to the Company or its Subsidiaries pursuant to a Contract set forth on Schedule 4.11(b), the Company and its Subsidiaries exclusively own all right, title, and interest in and to all Intellectual Property used, held for use, or otherwise necessary for the operation of their businesses as presently conducted (including all Company Software) (the “Company IP”), free and clear of all Liens. Each item of Intellectual Property owned or used by the Company or its Subsidiaries immediately prior to the Closing (including all Company Software) will be owned or available for use by the Company and its Subsidiaries on identical terms and conditions immediately subsequent to the Closing. Without limiting the forgoing, neither the execution, delivery, or performance of this Agreement or any of the agreements or documents contemplated hereby nor the consummation of any of the transactions contemplated hereby or thereby will, with or without notice or lapse of time or both, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Lien on, any Company IP; (ii) a breach of any license agreement listed or required to be listed on Schedule 4.11(b); (iii) the release, disclosure, or delivery of any Company IP, including any source code, by or to any escrow agent or other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Company IP. The Company and its Subsidiaries have taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses (including all Company Software).

(c) Neither the Company nor any of its Subsidiaries, nor the operation of their respective businesses nor any of the Company Software, has or does interfere with, infringe upon, misappropriate, or otherwise come into conflict with or violate any Intellectual Property of third parties, and there has been no charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property of any third party). To the Knowledge of the Company, no third party has interfered with, infringed upon, misappropriate, or otherwise come into conflict with any Intellectual Property of the Company or any of its Subsidiaries (including any Company Software).

(d) The Company and each Subsidiary has, and enforces, a policy requiring each employee to execute a proprietary information, confidentiality and assignment agreement, substantially in the form provided to Parent. Each Person who is or was an employee or contractor of the Company or any of its Subsidiaries and who is or was involved in the creation or development of any Company IP has signed a valid, enforceable agreement containing an assignment of Intellectual Property to the Company or any of its Subsidiaries and confidentiality provisions protecting the Company IP. There are no restrictions on the disclosure, use, or transfer of the Company IP (including any Company Software).

(e) The Company has taken all reasonable steps to protect and enforce its rights in and maintain the confidentiality and security of confidential information and trade secrets of the Company or provided by any other Person to the Company.

(f) To the Knowledge of the Company, no Person is violating, infringing or misappropriating any Company IP.

(g) No Company Software (i) contains any bug, defect, or error that materially and adversely affects the use, functionality, or performance of such Company Software; (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Software, other than in the Ordinary Course of Business; or (iii) contains any “virus” or any other code designed or intended to have, or capable of (A) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, or (B) damaging or destroying any data or file without the user’s consent. No source code for any Company Software has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the Closing Date, an employee of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has any duty or obligation to deliver, license, or make available the source code for any Company Software to any escrow agent or other Person who is not, as of the Closing Date, an employee of the Company or its Subsidiaries. No Company Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that could require, or could condition the use or distribution of such Company Software on, the disclosure, licensing, or distribution of any source code for any portion of such Company Software, or could otherwise impose any limitation, restriction, or condition on the right or ability of the Company or any of its Subsidiaries to use or distribute any Company Software.

(h) There are, and for the past three (3) years have been, no unresolved defects, technical concerns or problems (collectively, “Technical Deficiencies”) in any of the products or services currently offered by the Company or any of its Subsidiaries that prevent the same from performing substantially in accordance with its user specifications, other than Technical Deficiencies in the Ordinary Course of Business.

(i) Each of the Company and its Subsidiaries owns, leases, licenses, or otherwise has the right to use all software systems, servers, websites, circuits, networks, interfaces, platforms, computers, hardware, databases, cable, networking, call centers, equipment and all other technology or infrastructure assets or services that are used in the current operations of the Business (“Company Business Systems”) and such Company Business Systems are sufficient for the needs of the Business as it is currently conducted. The Company and its Subsidiaries have purchased a sufficient number of seat licenses for the Company’s and its Subsidiaries’ use of the Company Business Systems, as applicable, and the Company and its Subsidiaries maintain commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities, and such plans and procedures have been proven effective upon testing in all material respects. In the last twelve (12) months, there has not been any material failure with respect to any of the Company Business Systems with an adverse effect on the Business or the Company Data or the Company or any of its Subsidiaries that has not been remedied in all material respects.

(j) Schedule 4.11(j) sets forth a true and complete list of all of the software programs included in or developed for inclusion in Company’s products by Company or any third party (including all software programs embedded or incorporated in Company’s products) (the “Incorporated Software”), including (i) for each item, an indication of whether the Incorporated Software is Public Software; (ii) for each item of Incorporated Software that is not Public Software, a reference to the Contract pursuant to which the Incorporated Software has been licensed to Company; and (iii) for each item of Incorporated Software that is Public Software, (a) the name of the Public Software library or other program, (b) the license name or license type (including version number) pursuant to which Company or such third party has received a license to the Public Software, (c) the URL for the download site from which the Company or such third party obtained the Public Software and (d) for Public Software that is Copyleft Public Software, indication of whether and how the Public Software has been distributed, modified or incorporated into, compiled with or packaged with other software by or for Company or such third party. “Public Software” means any software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (1) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (2) the Artistic License (e.g., PERL); (3) the Mozilla Public License; (4) the Netscape Public License; (5) the Sun Community Source License (SCSL); (6) the Sun Industry Standards License (SISL); (7) the BSD License; (8) the Apache License; and (9) the Affero General Public License. “Copyleft Public Software” means Public Software subject to a license that requires, as a condition of use, modification or distribution, that such Public Software, or modifications or derivative works thereof, be made available or distributed in source code form or be licensed for the purpose of preparing derivative works or distribution at no fee. Copyleft Public Software includes Public Software subject to (v) the GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (w) the Mozilla Public License; (x) the Sun Industry Standards License (SISL); (y) the Affero General Public License; and (z) to the extent applied to software, all Creative Commons “sharealike” licenses.

(k) The Company and its Subsidiaries have taken commercially reasonable actions to protect the security and integrity of the Company Business Systems under the Company’s and/or any of its Subsidiaries’ ownership or control or for which the Company or any of its Subsidiaries has a contractual relationship and the Company Data stored or contained therein or transmitted thereby including by implementing procedures with respect to Company Business Systems under the Company’s and/or any of its Subsidiaries’ ownership or control aimed at preventing unauthorized access and the introduction of a virus and the taking and storing on-site and off-site of back-up copies of critical Company Data. The Company and its Subsidiaries, and the conduct of the Business, are in compliance with, and for the past three (3) years have been in compliance with all Data Security Requirements. No written notices have been received by, and neither the Company nor any of its Subsidiaries has received any notice of any claims, charges or complaints that have been made against, the Company or any of its Subsidiaries by any Governmental Authority or other Person alleging a violation of any Data Security Requirements. During the past six (6) years, there have not been any actual incidents of data security breaches, unauthorized access or use of any of the Company Business Systems which have affected the Business, the Company’s software systems, servers or databases, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Company Data.

(l) None of the Company or any of its Subsidiaries is developing any Intellectual Property (including any software) solely for the benefit of or at the direction of any third party, whether in connection with the business of the Company or any of its Subsidiaries or with respect to any Company Software. Except as specifically identified on Schedule 4.11(l)(i), none of the Company or any of its Subsidiaries is party to any Contract (whether written or oral) obligating the Company or any of its Subsidiaries to, or is otherwise obligated to, develop any Intellectual Property or any Company Software solely for the benefit of any third party (including any Contract pursuant to which the Company or any of its Subsidiaries is committed to custom development obligations for the benefit of, or has agreed to sell the ownership rights to software or any other Intellectual Property that has not been developed as of the date hereof to, any third party) and no customer has required that the Company or any of its Subsidiaries develop any Intellectual Property or any Company Software for their sole and exclusive use. Except as set forth on Schedule 4.11(l)(ii), no claim has been made or threatened against the Company or any of its Subsidiaries, and there are no grounds for the same, by any customer of the Company or any of its Subsidiaries in respect of a failed or ineffective customization of Company Software which the Company or any of its Subsidiaries has developed for and sold to such customer.

Section 4.12 Employment and Labor Matters

(a) All current employees of the Company and its Subsidiaries are provided through ADP, LLC a professional employer organization (“PEO”). Schedule 4.12(a) lists each employee of the Company (including employees on temporary leave of absence (including family medical leave, military leave, temporary disability, sick leave and long-term disability leave) and their respective positions, work location, current base salary or wage rate and current target bonus or incentive compensation opportunity. No employees of the Company work outside of the United States.

(b) Neither the Company nor any of its Subsidiaries has ever been a party to or subject to any collective bargaining agreement or other agreement with a labor union, and no employee of the Company or any of its Subsidiaries has ever been represented by a labor union or other collective bargaining representative with respect to his or her employment with the Company or any of its Subsidiaries. No representation petition respecting the employees of the Company or any of its Subsidiaries has ever been filed with the National Labor Relations Board and within the last three years there has been no effort to organize the employees of the Company or any of its Subsidiaries into any collective bargaining unit or any solicitation of them to join any labor organization. Within the last three (3) years, there has been no pending or, to the Company’s Knowledge, threatened, with respect to any of the Company’s or any of its Subsidiaries’ current, former or prospective employees or independent contractors, other than as set forth on Schedule 4.12(b) hereto: (i) strike, lockout, slowdown, picketing, or work stoppage, or concerted refusal to work overtime, (ii) charge, grievance, proceeding or other claim against the Company or any Subsidiary relating to any labor relations or employment matter, including without limitation any charge or complaint filed with any Government Authority, or (iii) Governmental Authority audit, examination or investigation of the Company or any of its Subsidiaries relating to any employment or labor relations matter.

(c) The Company and, to the Company’s Knowledge, the PEO is in compliance and has complied in all material respects with all Laws respecting employment, employment practices, and terms and conditions of employment, including without limitation wages and hours labor relations, employment discrimination, disability rights or benefits, equal opportunity, plant closure and mass layoff – including the Worker Adjustment and Retraining Notification Act of 1988 and similar state and local laws (the “WARN Act”), affirmative action, leaves of absence, occupational health and safety, workers compensation and unemployment insurance. The Company and each of its Subsidiaries has paid in full in all material respects to each current and former employee or adequately accrued on the Most Recent Balance Sheet all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees. There are no material liabilities of the Company or any Subsidiary relating to workers’ compensation benefits that are not fully insured against by a bona fide third-party insurance carrier. The Company and each Subsidiary has timely paid all payments required to be paid to the PEO and any payments owed to the PEO that are not past due are adequately accrued in the Most Recent Balance Sheet or incurred in the Ordinary Course of Business since the date of the Most Recent Balance Sheet. The PEO has not made any indemnification or similar claim against the Company or any of its Subsidiaries and, to the Company’s Knowledge, no act or omission has occurred that could reasonably be expected to result in such a claim.

(d) Schedule 4.12(d) sets forth (i) each natural person independent contractor and (ii) worker employed by temporary employee or employee staffing agency in each case, who is currently engaged by or performing services for the Company or any of its Subsidiaries, along with the position, date of retention and rate of remuneration for each such Person. The Company and each of its Subsidiaries has properly classified in accordance with all applicable Laws all of its service providers as either employees or independent contractors and as exempt or non-exempt from overtime requirements and has made all appropriate filings in connection with services provided by, and compensation paid to, such service providers.

Section 4.13 Compliance with Laws.

(a) Except as set forth on Schedule 4.13, the Company and its Subsidiaries are, and during the past three years have been, in compliance in all material respects with all applicable Laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of every Governmental Authority (and all agencies thereof) having jurisdiction. No written or, to the Company’s Knowledge, oral, notice has been received by the Company or any of its Subsidiaries alleging a material violation of or material liability or material potential responsibility under any such Law, which is pending or remains unresolved. To the Company’s Knowledge, no fact or condition exists that, with notice or lapse of time or both, would constitute a default under any Order.

(b) Without limiting the generality of the foregoing, the Company and each of its Subsidiaries are, and during the past three years have been, in compliance with all legal requirements under (i) the Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd–1, et seq.) (the “FCPA”) and (ii) all other anti-corruption and bribery Laws, in each case, in jurisdictions in which it is carrying on business or otherwise operating, including those jurisdictions where such Laws impose liability for the conduct of associated third parties (collectively, “Anti-Bribery Laws”). During the past three years, none of the Company or any of its Subsidiaries has received any communication from any Governmental Authority that alleges that the Company or any of its Subsidiaries or any of their respective agents or representatives is in violation of, or has, or may have, any liability under, any Anti-Bribery Law. None of the Company or any of its Subsidiaries (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) engages in any dealings or transactions with any such Person.

Section 4.14 Material Contracts.

(a) Schedule 4.14 hereto contains a list of the following Contracts to which the Company or any its Subsidiaries is a party (collectively the “Material Contracts” and each a “Material Contract”) (which are listed in Schedule 4.14 by reference to the applicable subclause of this Section 4.14(a)):

(i) (A) each Contract (provided that, for purposes of this Section 4.14(a)(i) and determining whether the dollar thresholds in this Section 4.14(a)(i) have been met, (x) any series or group of related Contracts shall be counted together and (y) if the Company and/or any of its Subsidiaries is a party to any Contract with any Affiliate or agent of a Person, all Contracts with such Person shall be counted together with all Contracts with any Affiliates and/or agents of such Person) under which the Company or any of its Subsidiaries has received payments in excess of $100,000 in any fiscal year or during the twelve (12) calendar months ended November 30, 2015, and (B) each Contract which require or contemplate payments to the Company or any of its Subsidiaries of more than $100,000 in the aggregate;

(ii) each Contract with any of the Top Customers or Top Suppliers;

(iii) each Contract requiring expenditures by the Company or any of its Subsidiaries after the date hereof in the aggregate amount of at least $100,000 per annum;

(iv) each employment, agency, consulting, management, and non-competition Contract, which is still in effect as of the date hereof;

(v) each Contract relating to the licensing of or granting of any rights or covenants with respect to Intellectual Property (including Company Software) by the Company or any of its Subsidiaries to a third party or by a third party to the Company or any of its Subsidiaries (excluding Contracts for generally commercially available off-the-shelf software not incorporated into any products or services of the Company and costing less than $100,000 in the aggregate);

(vi) (A) each Contract (provided that, for purposes of this Section 4.14(a)(vi) and determining whether the dollar thresholds in this Section 4.14(a)(vi) have been met, (x) any series or group of related Contracts shall be counted together and (y) if the Company and/or any of its Subsidiaries is a party to any Contract with any Affiliate or agent of a Person, all Contracts with such Person shall be counted together with all Contracts with any Affiliates and/or agents of such Person) under which the Company or any of its Subsidiaries has made payments in excess of $100,000 in any fiscal year or during the twelve (12) calendar months ended November 30, 2015, and (B) each Contract which require or contemplate payments by the Company or any of its Subsidiaries of more than $100,000 in the aggregate, other than purchase orders with suppliers in the Ordinary Course of Business;

(vii) each Contract for capital expenditures by the Company in excess of $100,000 per annum;

(viii) each Contract relating to Indebtedness of the Company or any of its Subsidiaries and each Contract which mortgages, pledges or otherwise places a Lien on any material assets or any material portion of the Company’s, or any of its Subsidiaries’, assets;

(ix) each Contract relating to any surety bond or letter of credit required to be maintained by the Company;

(x) each Contract providing for the development of any products or Intellectual Property (including Company Software), for or with any third party;

(xi) each Contract pursuant to which the Company, or any of its Subsidiaries, is a lessor or a lessee of any personal property, or holds or operates any tangible personal property owned by another Person, except for any leases of personal property under which the aggregate annual rent or lease payments do not exceed $50,000;

(xii) each Contract relating to the Leased Real Property, including, without limitation, the Leases;

(xiii) (A) each Contract containing covenants restricting or limiting in any respect the ability of the Company or any of its Subsidiaries or any director, manager, officer, employee, independent contractor, or other service provider, agent, representative or Affiliate of the Company or any of its Subsidiaries (in their respective capacities as such) to compete in any line of business, or with any Person or in any geographic area or during any period of time (including, without limitation, any Contract containing a non-competition or non-solicitation provision), (B) each Contract containing any so-called “most favored nation” provision or any similar provision requiring the Company or any of its Subsidiaries to offer a Person any terms, conditions or concessions that are at least as favorable as those offered to one or more other Persons, and (C) each Contract providing for “exclusivity,” preferred treatment or any similar requirement under which the Company or any of its Subsidiaries is restricted with respect to sales, distribution, licensing, marketing or development;

(xiv) each Contract with respect to joint ventures, partnerships or other similar arrangements involving co-investment between the Company or any of its Subsidiaries and a third party;

(xv) each Contract with any of the Holders or any current officer, manager, director or employee of any of the Holders, the Company or its Subsidiaries or any Affiliate of any of the foregoing Persons;

(xvi) each Contract relating to any disposition or acquisition by the Company or any of its Subsidiaries of any business, material asset or capital stock or other Ownership Interests (by way of asset or stock sale, merger, consolidation or otherwise), in each case, which contain ongoing obligations of any party thereto;

(xvii) (A) each Contract that relates to the issuance or ownership of Shares of Series 2 Preferred or any Options or Warrants, or securities convertible into or exchangeable for any Shares of Series 2 Preferred, Options or Warrants, or the granting of registration rights or other rights with respect thereto, (B) each Contract that relates to the issuance or ownership of any Ownership Interests, or securities convertible into or exchangeable for Ownership Interests, of any of the Company’s Subsidiaries or the granting of registration rights or other rights with respect thereto, or (C) to the Knowledge of the Company, each Contact that relates to the issuance or ownership of any Ownership Interests, or securities convertible into or exchangeable for Ownership Interests, of the Company (other than any Shares of Series 2 Preferred, Options or Warrants) or the granting of registration rights or other rights with respect thereto;

(xviii) each Contract that contains a right of first refusal, first offer or first negotiation;

(xix) each Contract which guarantees the performance, liabilities or obligations of any other Person;

(xx) each Contract entered into with a Governmental Authority; and

(xxi) each Contract that provides for indemnification by the Company or any of its Subsidiaries, except for any such Contract entered into in the Ordinary Course of Business.

(b) The Company has made available true, correct and complete copies of each Material Contract to Parent. The Material Contracts are in full force and effect in the form so provided, and are valid and enforceable in accordance with their terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies. No Material Contract has been breached by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, and there does not exist under any Material Contract any event, which with or without the giving of notice or lapse of time or both, would constitute a breach or default by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, in each case except for such breaches, defaults and events as to which requisite waivers or consents have been obtained. The Company has performed or is performing all material obligations under each Material Contract and, to the Company’s Knowledge, each other Person that is party to a Material Contract has performed or is performing all material obligations under such Material Contract. Except as set forth on Schedule 4.14(b) hereto, neither the Company, nor any of its subsidiaries, is in receipt of any written (or to the Company’s Knowledge, oral) notice or claim of breach or default under any Material Contract.

(c) The Company has made available to Parent a true, correct and complete copy of each Contract (together with all amendments, supplements and other modifications thereto) referred to in any Schedule to this Agreement.

Section 4.15 Licenses, Approvals, Other Authorizations. Schedule 4.15 hereto contains a list of all Licenses used by the Company or any of its Subsidiaries in the conduct of its business. Except as set forth in Schedule 4.15 hereto, Company and its Subsidiaries possess or have been granted, all Licenses necessary to own, operate, and conduct the business of the Company or any of its Subsidiaries. Except as noted on Schedule 4.15 hereto, all such Licenses are in full force and effect. Except as noted on Schedule 4.15 hereto, as of the date hereof no proceeding is pending or, to the Company’s Knowledge, threatened, seeking the revocation or limitation of any License. The Company and all of its Subsidiaries are in compliance, in all material respects, with the terms and conditions of such Licensees. The execution, delivery and performance of this Agreement, the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby will not result in the revocation, suspension, limitation or adverse modification of any such Licenses, and none of the Licenses listed in Schedule 4.15 will require the consent of its issuing authority to, or as a result of the consummation of, the transactions contemplated hereby.

Section 4.16 Environmental Matters.

(a) No Third-Party Environmental Claim or Regulatory Action is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(b) The Company and each of its Subsidiaries are, and for the past four years have been, operated in compliance with all applicable Environmental Laws. Without limiting the generality of the foregoing, the Company and each of its Subsidiaries hold and are, and for the past four years have been, in compliance with all Licenses required pursuant to Environmental Law for the operation of the business of the Company and any of its Subsidiaries as it is currently conducted. No Release of any Hazardous Materials has occurred on, in, under or from any currently owned property or Leased Real Property or, to the Knowledge of the Company, any previously owned property or Leased Real Property for which there was an obligation under any Environmental Law to perform any investigation or remedial action. Except as disclosed in Schedule 4.16, there are no underground or aboveground storage tanks located at, on, or under any currently owned property or Leased Real Property or, to the Knowledge of the Company, any previously owned property or Leased Real Property. The Company has made available to Parent all environmental, health, or safety assessments, audits, investigations, and sampling or similar reports, including Phase I Environmental Site Assessments, prepared within the last five (5) years, in the Company’s custody or control relating to actual or potential conditions of contamination or noncompliance with Environmental Laws on any currently or previously owned property or Leased Real Property.

Section 4.17 Taxes.

(a) Except as set forth on Schedule 4.17(a) hereto: (i) each of the Company and its Subsidiaries have timely and properly filed (taking into account any valid extensions) all U.S. federal and state Tax Returns required to be filed by each of them; (ii) all such Tax Returns are accurate and complete in all material respects; and (iii) all U.S. federal and state Taxes owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely and properly paid.

(b) No claim has ever been made by an authority in a jurisdiction where none of the Company or its Subsidiaries files Tax Returns that the Company or any of its Subsidiaries may be subject to taxation by that jurisdiction. Schedule 4.17(b) lists each jurisdiction in which the Company is required to file Tax Returns or pay Taxes.

(c) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company or any of its Subsidiaries. No power of attorney or similar authorization has been granted by the Company or any of its Subsidiaries that is currently in force with respect to any matter relating to Taxes.

(d) There are no ongoing, and there have not been any during the last three (3) years, Actions related to Taxes by any governmental agency against the Company or any of its Subsidiaries.

(e) There are no Liens for Taxes on the assets of the Company or any of its Subsidiaries, except for Permitted Liens.

(f) None of the Company or any of its Subsidiaries is a party to any Tax sharing, allocation, distribution, indemnification, or gross-up agreement or arrangement (together, “Tax Sharing Agreements”).

(g) All Taxes required to be withheld by the Company or any of its Subsidiaries in connection with any amounts paid or owing to any employee, creditor, independent contractor, equity interest holder, or other third party have been timely withheld and timely and properly paid to the proper Taxing Authority and all IRS Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed. Each of the Company and its Subsidiaries have consistently treated any workers that they treat as independent contractors (and any similarly situated workers) as “independent contractors” for purposes of Section 530 of the U.S. Revenue Act of 1978.

(h) None of the Company or any of its Subsidiaries has ever been a party to any “reportable transaction,” within the meaning of Treas. Reg. §1.6011-4 and the corresponding provisions of any applicable state or local income Tax law.

(i) None of the Company or any of its Subsidiaries (i) has ever been a member of an Affiliated Group (other than any Affiliated Group of which the Company is the common parent) or (ii) has any liability for Taxes of another Person under Treasury Regulation Section 1.1502-6, as a transferee or successor, by contract, or otherwise.

(j) None of the Company or any of its Subsidiaries has ever been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(k) Each of the Company and its Subsidiaries has timely and properly collected and maintained all resale certificates, exemption certificates and other documentation required to qualify for any exemption from the collection of sales Taxes.

(l) None of the assets of the Company or any of its Subsidiaries is an interest in an entity or arrangement classified as a partnership for United States federal, state or local Income Tax purposes.

(m) The aggregate unpaid Taxes of the Company and its Subsidiaries (i) did not, as of the date of the Most Recent Balance Sheet, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet as of such date and (ii) do not exceed that reserve as adjusted for the passage of time through the end of the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in preparing the Financial Statements.

(n) None of the Company or any of its Subsidiaries is a party to any agreement or arrangement that would result, separately or in the aggregate, in the actual or deemed payment of any “excess parachute payments” within the meaning of Section 280G of the Code (or any comparable provision of foreign, state or local Law).

(o) None of the Company or any of its Subsidiaries has requested or received a ruling from any Governmental Authority or signed any binding agreement with any Governmental Authority that might impact the amount of Tax due from Parent or any of its Affiliates (including following the Closing, for the avoidance of doubt, the Company) after the Closing.

(p) Neither the Parent nor any of its Affiliates (including following the Closing, for the avoidance of doubt, the Company and its Subsidiaries) will be required to include any item of income in, or exclude any deduction from, taxable income for any Taxable period (or portion thereof) ending after the Closing as a result of any: (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date made by the Company or any of its Subsidiaries; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date by the Company or any of its Subsidiaries; (iii) prepaid amount received or installment sale made, on or prior to the Closing Date by the Company or any of its Subsidiaries; (iv) interest held by the Company or any of its Subsidiaries in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) on or before the Closing Date pursuant to Section 951 of the Code; (v) election described in Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign Tax law) made by the Company or any of its Subsidiaries; or (vi) debt instrument held by the Company or any of its Subsidiaries on or before the Closing Date that was acquired with “original issue discount” as defined in Section 1273(a) of the Code or is subject to the rules set forth in Section 1276 of the Code.

(q) None of the Company or any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement

(r) Other than as set forth on Schedule 4.17(r), the Company is and always has been a “C corporation” for U.S. federal income Tax purposes (and any corresponding or similar applicable provisions of state, local or foreign Income Tax law). The Company does not have any Subsidiaries other than the Subsidiaries listed in Schedule 4.17(r). The classification of each of the Subsidiaries of the Company for U.S. federal and any applicable state and local Income Tax purposes is listed in Schedule 4.17(r).

(s) To the Company’s knowledge, after June 14, 2004 there have been no equity investments in the Company that constitute an “ownership change” under Code Section 382.

Section 4.18 Accounts Receivable. Except to the extent, if any, reserved for in the Most Recent Balance Sheet, all accounts receivable reflected in the Financial Statements and all accounts receivable which have arisen since the Most Recent Balance Sheet represent valid and enforceable obligations arising from sales actually made or services actually performed in the Ordinary Course of Business and are not subject to any defenses, setoffs and counterclaims. Schedule 4.18 sets forth a complete and correct list of, and aging reports with respect to, all accounts receivable, notes receivable and other receivables of the Company as of December 31, 2015.

Section 4.19 Insurance. Schedule 4.19 sets forth a true and complete list (including the name of the insurer, policy number, coverage amount, deductible amount, premium amount and expiration date) of all insurance policies and bonds and self-insurance arrangements currently in force that are maintained by, or at the expense or for the benefit of, the Company or any of its Subsidiaries, or cover or purport to cover risks or losses to or associated with the business, operations, premises, properties, assets, employees, agents, directors or managers of the Company or any of its Subsidiaries (collectively, the “Policies”). All of the Policies are legal, valid, binding and enforceable and in full force and effect and are sufficient for all Contracts to which the Company or any of its Subsidiaries is a party and, to the Company’s Knowledge, all requirements of applicable Law. Schedule 4.19 identifies all material claims currently outstanding under any of the Policies. None of the Company or any of its Subsidiaries is in material breach of or default under any of the Policies. None of the Company or any of its Subsidiaries has received any notice or other communication with respect to any actual or possible (a) cancellation or invalidation of any of the Policies, (b) except as set forth on Schedule 4.19 hereto, refusal of coverage, or rejection of any covered claim, under any of the Policies, or (c) material adjustment in the premiums payable with respect to any of the Policies. With respect to each Policy, there is no liability of the Company or any of its Subsidiaries in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability, nor would there be any such liability if such Policy was terminated at or after the Closing. The Company has delivered or made available to Parent true, correct and complete copies of the Policies. For each self-insured arrangement set forth on Schedule 4.19, if any, such arrangement complies with all applicable Laws and the Company and each of its Subsidiaries maintain adequate reserves in accordance with GAAP or have purchased adequate reinsurance or stop loss insurance.

Section 4.20 Customers and Suppliers.

(a) Schedule 4.20(a)(i) contains a true, correct and complete copy of the Company and each of its Subsidiaries’ standard terms and conditions of service, sales and warranty (the “Company’s Standard Terms of Service”). Schedule 4.20(a)(i) contains a true, correct and complete list of the names and addresses of the ten (10) largest customers of the Company and its Subsidiaries (on a consolidated basis), as measured by the revenue received from such customer during each of the twelve (12) month period ended December 31, 2014 and the eleven (11) month period ended November 30, 2015 (each such customer, a “Top Customer”). Except as set forth on Schedule 4.20(a)(ii), no Top Customer (x) has cancelled, suspended or otherwise terminated its relationship with the Company or any of its Subsidiaries, (y) has notified the Company or any of its Subsidiaries, whether orally or in writing (including, without limitation, by facsimile, email or text message) or otherwise, of its intention to cancel, suspend or otherwise terminate its relationship with the Company of any of its Subsidiaries or materially reduce its business with the Company or any of its Subsidiaries or adversely change the terms upon which it pays for goods or services from the Company or any of its Subsidiaries, or (z) is entitled to receive or has claimed in writing any credit, offset or payment for a failure by the Company or any of its Subsidiaries to meet its service level commitments under its Contract with such customer. Neither the Company nor any of its Subsidiaries have been informed by any Top Customer that, as a result of the consummation of the transactions contemplated by this Agreement or the other agreements contemplated hereby, such customer will cancel, suspend or terminate its relationship with the Company or any of its Subsidiaries, materially reduce its business with the Company or any of its Subsidiaries, or adversely change the terms upon which it pays for goods or services from the Company or any of its Subsidiaries.

(b) Schedule 4.20(b)(i) contains a true, correct and complete list of those suppliers from whom the Company and its Subsidiaries (on a consolidated basis) (i) purchased goods or services in the last twelve (12) months or (ii) reasonably expects to purchase goods or services in the twelve (12) months after the date hereof, in an amount greater than $350,000 in either period (each such supplier, a “Top Supplier”). No Top Supplier (i) has cancelled, suspended or otherwise terminated its relationship with the Company or any of its Subsidiaries or (ii) has notified the Company or any of its Subsidiaries, whether orally or in writing (including, without limitation, by facsimile, email or text message) or otherwise, of its intention to cancel, suspend or otherwise terminate its relationship with the Company or any of its Subsidiaries, to increase its pricing or reduce its discounts for the Company or any of its Subsidiaries, to curtail its accommodations, sales or the scope of service to the Company or any of its Subsidiaries or to adversely change the terms upon which it sells products or services to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries have been informed by any supplier listed on Schedule 4.20(b)(i) that, as a result of the consummation of the transactions contemplated by this Agreement or the other agreements contemplated hereby, such supplier will cancel, suspend or terminate its relationship with the Company or any of its Subsidiaries, increase its pricing for the Company or any of its Subsidiaries, curtail its accommodations, sales or the scope of services to the Company or any of its Subsidiaries, or adversely change the terms upon which it sells products or services to the Company or any of its Subsidiaries as a result of the consummation of the transactions contemplated by this Agreement or the other agreements contemplated hereby.

Section 4.21 Brokers, Finders, Etc.. Neither the Company nor any of its Subsidiaries has employed any broker, finder, financial advisor, investment banker or similar advisor, or incurred any Liability for a brokerage fee, finder’s fee, financial advisor’s fee, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement, except for Wedbush Securities Inc. whose compensation shall be included in the Unpaid Transaction Expenses.

Section 4.22 Employee Benefits.

(a) Except as set forth on Schedule 4.22(a), within the last three years, none of the Company or any of its Subsidiaries has sponsored, maintained, contributed to, been required to contribute to or otherwise incurred any Liability, direct or indirect, under or with respect to any Benefit Plan within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) or any other plan, program, policy, arrangement, Contract or agreement providing compensation or benefits of any kind to any current or former employee or individual service provider of the Company or any of its Subsidiaries or any dependent, beneficiary or family member of such individual, including without limitation any such plan, program, policy, arrangement, Contract or agreement with the PEO (each a “Benefit Plan”).

(b) The Company has made available to Parent true, correct and complete copies of the following documents with respect to each Benefit Plan, as applicable: (i) all documents setting forth the terms such Benefit Plan, including all amendments thereto, (ii) a written description of each Benefit Plan that is not set forth in a written document, (iii) the most recent summary plan description together with the summary or summaries of material modifications thereto, (iv) the most recent determination letter received from the Internal Revenue Service and any pending determination letter applications, (v) the three most recent Form 5500 annual reports (and all schedules and financial statements attached thereto), (vi) the three most recent actuarial reports and all schedules and financial statements attached thereto, (vii) each Contract relating to the administration or funding of each Benefit Plan including each trust agreement, insurance policy, annuity contract and services agreement, (viii) copies of all Voluntary Correction Program applications submitted to the IRS under its Employee Plans Compliance Resolution System and any applications submitted to the Department of Labor under its Voluntary Fiduciary Correction Program, and (ix) copies of all coverage, non-discrimination, top-heavy and 415 testing performed for the three most recent plan years.

(c) Each Benefit Plan (and each related trust, insurance contract and fund) (i) has been documented, maintained, funded and administered in all material respects in compliance with its terms and all applicable Laws including ERISA and the Code. No act or omission has occurred that has resulted or could result in the Company or any Subsidiary being subject to a civil penalty under ERISA or a Tax or assessable payment under Chapter 43 of the Code.

(d) Each Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code § 401(a) has received a favorable determination letter from the IRS as to such qualification under the Code, and, to the Company’s Knowledge, nothing has occurred that could adversely affect such Benefit Plan’s qualified status.

(e) No Benefit Plan is a “defined benefit pan” as defined in ERISA § 3(35), “multi-employer plan” as defined in ERISA § 3(37) or 4001(a)(3) (“Multiemployer Plan”), multiple employer plan as defined in Code § 413(c), or multiple employer welfare arrangement as defined in ERISA § 3(40). Within the last six (6) years, no Company, Subsidiary of the Company or any Person that would be considered a single employer with the Company or any of its Subsidiaries under Code Section 414 or ERISA Section 4001(b) has maintained, contributed to, been required to contribute to or otherwise incurred any liability under obligation under any Multiemployer Plan or any “Benefit Plan” within the meaning of Section 3(3) of ERISA that is or was subject to Title IV of ERISA or Code Section 412.

(f) All required contributions to, premium and any other payments on account of each Benefit Plan and each third-party service provider for a Benefit Plan that could result in any Liability to the Company or any Subsidiary of the Company have been timely paid or are not past due and are properly accrued on the Financial Statements.

(g) Neither the Company nor any of its Subsidiaries sponsor or maintain any “welfare plan” as defined in ERISA § 3(1) (whether or not subject to ERISA, (“Welfare Plan”)) providing continuing benefits or coverage for any participant or any beneficiary of a participant after such participant’s termination of employment, except in accordance with Code § 4980B and ERISA § 601 et seq. and any similar state Law and at the sole expense of the participant or the beneficiary of the participant. With respect to each Benefit Plan that is a Welfare Plan, all claims incurred under such Benefit Plan that could result in Liability to the Company or any Subsidiary are (i) insured pursuant to a contract of insurance (that does not provide for any retrospective premium adjustments) whereby the insurance company bears any risk of loss with respect to such claims, (ii) covered under a contract with a health maintenance organization (an “HMO”) pursuant to which the HMO bears the liability for claims or (iii) accrued for as a liability on the Most Recent Balance Sheet.

(h) Within the past three (3) years, there have been no pending or, to the Company’s Knowledge, threatened claims, lawsuits, audits, investigations, examinations or other actions against any Benefit Plan by any employee or beneficiary covered under any Benefit Plan or otherwise involving any Benefit Plan (other than routine claims for benefits).

(i) Each Benefit Plan that constitutes a “non-qualified deferred compensation plan” subject to Code Section 409A complies in all material respects with Code Section 409A with respect to its form and operation, no amounts under any such Benefit Plan is or has been subject to the interest and additional tax set forth under Code Section 409A(a)(1)(B), and there is no obligation to reimburse or otherwise “gross-up” any Person for the interest or additional tax set forth under Code Section 409A(a)(1)(B).

(j) Except as set forth on Schedule 4.22(j), neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will either alone or in combination with any other event: (i) result in any compensatory payment (including severance, unemployment compensation, “parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, director, or independent contractor of the Company or any of its Subsidiaries, (ii) increase any amount or benefit otherwise payable to any such Person, or (iii) result in any acceleration of the time of funding, payment or vesting of any such amount or benefit otherwise payable to any such Person.

Section 4.23 Affiliate Transactions

Except for (a) advances to employees of the Company or its Subsidiaries for expenses incurred in the Ordinary Course of Business, (b) employment agreements with any employee of the Company or any of its Subsidiaries, (c) any benefits under any Benefit Plan, and (d) those contracts disclosed on Schedule 4.23, no Holder, officer, director, or stockholder, owner, or Affiliate of the Company or any of its Subsidiaries or any Holder, or any family member, relative or Affiliate, as applicable, of any of the foregoing, (A) is a party to or has any beneficial interest in, directly or indirectly, any Contract, commitment or transaction with the Company or any of its Subsidiaries; (B) has any interest (other than ownership of two percent or less of any class of securities of a company whose securities are registered under the Exchange Act) in any Person which is a client, supplier, customer, lessor, lessee or competitor of any of the Company or any of its Subsidiaries; (C) has any interest in any property, tangible or intangible, used by the Company or any of its Subsidiaries; or (D) provides, causes to be provided or is provided any assets, services or facilities to or from (as the case may be) the Company or any of its Subsidiaries.

ARTICLE V

COVENANTS OF SHAREHOLDERS AND PARENT

Section 5.1 Further Assurances. The Shareholder Representative and Parent agree that, from time to time after the Closing Date, each of them will execute and deliver such further instruments and take such other action as may be reasonably requested by the other party to carry out the purposes and intents of this Agreement and the transactions contemplated hereby or to vest, perfect or confirm ownership by Parent of the capital stock of the Surviving Corporation.

Section 5.2 Public Announcements. Prior to the Closing, none of the Company, the Shareholder Representative or the Holders shall make, or cause to be made, any press release or public announcement with respect to this Agreement or the transactions contemplated by this Agreement without the prior written consent of Parent, unless otherwise required by law or applicable stock exchange regulation. From and after the Closing, none of the Company, the Shareholder Representative or the Holders shall make, or cause to be made, any press release or public announcement that discloses any other economic terms set forth in this Agreement or any of the Ancillary Agreements without the prior written consent of Parent, unless otherwise required by law or applicable stock exchange regulation.

Section 5.3 Directors’ and Officers’ Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to indemnification and exculpation from liability for acts or omissions occurring prior to the Closing by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof, an officer or director of the Company (each an “D&O Indemnified Party”) as provided in the Company’s certificate of incorporation or bylaws, in each case as in effect on the date of this Agreement and previously provided to Parent, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms for a period of not less than six (6) years after the Closing Date, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

(b) Prior to the Closing, the Company shall obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from the Effective Time (but only four (4) years from the Effective Time for the errors and omissions coverage) with at least the same coverage and amount and containing terms and conditions that are not less advantageous to the directors and officers of the Company as the Company’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) (the “D&O and E&O Tail Policies”). The Company shall bear the cost of the D&O and E&O Tail Policies, and such costs, to the extent not paid prior to the Closing, shall be included in the Transaction Expenses. During the term of the D&O and E&O Tail Policies, Parent shall not (and shall cause the Surviving Corporation not to), without the prior consent of the Shareholder Representative, cancel the D&O or E&O Tail Policies or waive or amend any provision therein; provided, that neither Parent, the Surviving Corporation nor any Affiliate thereof shall be obligated to pay any premiums or other amounts in respect of such D&O or E&O Tail Policy.

(c) The obligations of Parent and the Surviving Corporation under this Section 5.3 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 5.3 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 5.3 applies shall be third-party beneficiaries of this Section 5.3, each of whom may enforce the provisions of this Section 5.3).

(d) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, Parent shall use its commercially reasonable efforts to cause the successors and assigns of Parent or the Surviving Corporation, as the case may be, to assume all of the obligations set forth in this Section 5.3. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.3 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.4 Resignations. Immediately prior to the Closing, the Company shall deliver to Parent written resignations, effective as of the Closing, of each of the members of the Company Board and other governing bodies, managers, directors and officers of the Company and each of its Subsidiaries, other than those officers as set forth on Schedule 5.4 hereof.

Section 5.5 Closing Deliveries. At Closing, the Company, Shareholder Representative, Parent and Merger Sub shall execute and deliver, or cause to be executed and delivered, the applicable documents referenced in Sections 2.3(a) and 2.3(b) hereof.

Section 5.6 Indemnification Shareholders Release.

(a) Effective upon the Closing, each Indemnification Shareholder, on behalf of itself and each of its Affiliates (excluding the Company and any of its Subsidiaries), executors, heirs, administrators, predecessors, successors and assigns (collectively, the “Releasing Parties”), (i) agrees that the Company, Parent, Merger Sub and each of their respective Affiliates (including, after the Closing, the Surviving Corporation and its Subsidiaries) and each of their respective officers, directors, employees, partners, members, managers, owners, agents, representatives, successors and assigns (collectively, the “Released Parties”) shall not have any liability, obligation or responsibility to any of the Releasing Parties of any kind or nature whatsoever based upon any facts, circumstances, or matters occurring at or prior to the Effective Time, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and (ii) hereby irrevocably and unconditionally releases, waives and discharges each of the Released Parties from any and all obligations, responsibilities, liabilities and debts to any of the Releasing Parties of any kind or nature whatsoever based upon any facts, circumstances or matters occurring at or prior to the Effective Time, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, with the exception of, in each case, with respect to the applicable Released Party: (A) any obligations or liabilities arising out of or relating to this Agreement, any Letter of Transmittal or any of the other Ancillary Agreements; and (B) with respect to any Releasing Party who is an employee of the Company or any of its Subsidiaries, (i) earned wages that remain unpaid as of the Effective Time; (ii) reimbursements for business expenses incurred and documented in compliance with the Company’s policies in effect immediately prior to the Closing Date and consistent with prior expenditures; (iii) unreimbursed claims under employee health and welfare plans, consistent with the terms of coverage; (iv) the entitlement of such employee to COBRA continuation coverage benefits or any other similar benefits required to be provided by Law; and (v) amounts which are vested under the Company’s 401(k) Plan (collectively, but not including the matters in clauses (A) and (B), the “Released Claims”).

(b) Effective upon the Effective Time, each Releasing Party hereby expressly waives and releases any rights and benefits which such Releasing Party has or may have under any law or rule of any jurisdiction pertaining to all Released Claims and expressly waives and releases any and all rights and benefits conferred upon such Releasing Party by the provisions of Section 1542 of the California Civil Code or any similar Law, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

(c) Effective upon the Effective Time, each Indemnification Shareholder, jointly and severally, for itself and each of its Releasing Parties, irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, distributing or causing to be commenced, any action or proceeding of any kind against any Released Party, based on any Released Claim.

(d) Effective upon the Effective Time, each Indemnification Shareholder, on behalf of itself and each of its Releasing Parties, represents and warrants that it has not assigned any Released Claims and has access to adequate information regarding the terms of this release, the scope and effect of the releases set forth herein, and all other matters encompassed by this release to make an informed and knowledgeable decision with regard to entering into this release and has not relied on the Released Entities in deciding to enter into this release and has instead made his, her or its own independent analysis and decision to enter into this release.

(e) Each Indemnification Shareholder, on behalf of itself and each of its Releasing Parties, acknowledges that he, she or it may hereafter discover facts different from, or in addition to, those which he, she or it now knows or believes to be true with respect to the Released Claims, and agrees that the release set forth in this Section 5.6 shall, effective upon the Closing, be and remain effective in all respects notwithstanding such different or additional facts or the discovery thereof.

(f) Effective upon the Effective Time, each Indemnification Shareholder, on behalf of itself and each of its Releasing Parties, releases and discharges the Released Parties from and against any liability arising out of or in connection with (i) any action taken or omitted to be taken by the Shareholder Representative in accordance with the provisions of this Agreement, the authorization in Section 10.1 of this Agreement or the Shareholder Representative’s failure to distribute any amounts received by the Shareholder Representative on each Indemnification Shareholder’s behalf to each Indemnification Shareholder and (ii) any payment made in accordance with the Consideration Spreadsheet.

Section 5.7 Termination of 401(k) Plan Effective as of the day immediately preceding the Closing Date, the Company shall terminate any and all Benefit Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) (unless Parent provides written notice to the Company that such 401(k) Plans shall not be terminated). Unless Parent provides such written notice to the Company, no later than five (5) Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such Benefit Plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Company’s Board of Directors. The form and substance of such resolutions shall be subject to the reasonable review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such Benefit Plan(s) as Parent may reasonably require.

Section 5.8 Access to Information

(a) From the date hereof until the Closing, the Company shall (a) afford Parent full and free access to and the right to inspect all of the properties, assets, premises, books and records, contracts and other documents and data related to the Company; (b) furnish Parent with such financial, operating and other data and information related to the Company as Parent may reasonably request; and (c) cooperate with Parent in its investigation of the Company. Any investigation pursuant to this Section 5.8 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. No investigation by Parent or other information received by Parent shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement.

(b) Parent and the Company shall comply with all of their respective obligations under the Mutual Confidentiality Agreement, dated October 1, 2015 between Parent and the Company, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 5.9 Conduct of Business. Except as contemplated in this Agreement, or to the extent that Parent otherwise consents in writing after the date of this Agreement, from the date of this Agreement until the earlier of the termination of this Agreement or the Closing, the Company and the Shareholder Representative covenant and agree that the Company will not:

(a) fail to act in the Ordinary Course of Business and consistent with past practices of the Company;

(b) take any action, or fail to take any action, that would be required to be disclosed on Schedule 4.6 hereto if such action or failure to act had occurred after June 30, 2015 and prior to the date hereof;

(c) (i) merge or consolidate with or into any other Person; (ii) dissolve or liquidate; (iii) sell, lease, license, transfer or assign, in whole or in part, any of its rights, assets, or properties, whether tangible or intangible; (iv) mortgage or pledge any of its rights, assets, or properties or subject any of them to any Lien (other than Permitted Liens); or (v) permit the sale or transfer of any equity interests therein;

(d) issue, sell, pledge, dispose of, encumber or deliver (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any equity interests, shares of capital stock or other securities of any class or any options, warrants, calls, rights, commitments, agreements, arrangements or undertakings to issue, deliver or sell, or cause to be issued, delivered or sold, equity interests, shares of capital stock or other securities of any class;

(e) change, amend, modify or repeal any provision of the Company Organizational Documents;

(f) guarantee, endorse or otherwise become liable or responsible for the obligations of any other Person (other than endorsements of checks in the ordinary course) or make any loans, advances or capital contributions to, or investments in, any Person, other than between the Company and a wholly-owned subsidiary or between wholly-owned subsidiaries;

(g) make any settlement of or compromise any Tax liability, change any Tax election or Tax method of accounting or make any new Tax election or adopt any new Tax method of accounting; surrender any right to claim a refund of Taxes; consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment; file any material Tax Return or any amended Tax Return or take any other action that would have the effect of increasing the Tax liability of the Company for any period after the Effective Date or decreasing any Tax attribute of the Company existing on the Closing Date;

(h) except as required by GAAP, applicable Laws or circumstances which did not exist as of such date, change any of the accounting principles or practices used by it;

(i) commence a lawsuit, administrative proceeding, mediation, arbitration or other similar proceeding other than relating to or arising out of this Agreement or the agreements and transactions contemplated herein;

(j) make any claim under or reduce the amount of any insurance coverage provided by existing insurance policies;

(k) make any loan to, or enter into any transaction directly or indirectly with, any of its managers, directors, officers or employees, including any member of his or her immediate family or Affiliates, as applicable, other than transactions contemplated in this Agreement;

(l) enter into any collective bargaining agreement;

(m) make, declare, pay or set aside assets for any dividend or otherwise or declare or make any other distribution with respect to its equity interests, or, directly or indirectly, purchase, redeem or otherwise acquire any equity interests or other securities except as contemplated in this Agreement;

(n) hire any new management-level employee, or grant any bonus;

(o) fail to maintain the books, records and accounts of the Company in the Ordinary Course of Business;

(p) fail to comply with any applicable Laws;

(q) introduce any material change with respect to the operation of the Company, including any material change in the types, nature, composition or quality of its products or services;

(r) take any action that would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement and the other Ancillary Agreements;

(s) enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Company to compete with or conduct any business or line of business in any geographic area or solicit the employment of any persons; or

(t) approve, propose, authorize any of, or commit or agree to take any of, the foregoing actions.

Section 5.10 Change in Control Payments. The Company shall pay fifty percent (50%) of the Specified Bonuses/Payments to the Persons set forth on Schedule 5.10 attached hereto as a Transaction Expense deducted from the Purchase Price (provided, however, that if such payments are made after Closing, then the Shareholders shall pay their share (based on their respective Distribution Percentages) of such amounts as a reduction to the Shareholder Representative Expense Amount.

ARTICLE VI

TAX MATTERS

Section 6.1 Tax Returns.

(a) The Company shall timely prepare or cause to be prepared, at the Shareholder Representative’s expense, all Tax Returns for the Company and its Subsidiaries for all Taxable periods ending on or before the Closing Date with an initial due date after the Closing Date (each, a “Pre-Closing Tax Return”). Each Pre-Closing Tax Return shall be prepared in a manner consistent with prior practice of the Company and its Subsidiaries in preparing comparable Tax Returns, except as otherwise required by applicable Law.

(b) Parent shall cause the Company and its Subsidiaries to prepare or cause to be prepared, at the Shareholder Representative’s expense (to the extent that the expense of preparing a Straddle Period Tax Return is apportioned to the portion of a Straddle Period ending as of the end of the Closing Date pursuant to Section 6.2), all income Tax Returns for the Company and its Subsidiaries for all Straddle Periods (each, a “Straddle Period Tax Return”). Each Straddle Period Tax Return shall be prepared in a manner consistent with prior practice of the Company and its Subsidiaries in preparing comparable Tax Returns, except as otherwise required by applicable Law. Parent shall permit Shareholder Representative to review and comment on each Straddle Period Tax Return prior to filing and shall make such revisions to such Straddle Period Tax Returns as are reasonably requested by Shareholder Representative. The Shareholder Representative shall pay to the Parent an amount equal to the income Taxes reflected as due on any Straddle Period Tax Return filed pursuant to this Section 6.1 apportioned to the portion of the Straddle Period ending as of the end of the Closing Date pursuant to Section 6.2 no later than five (5) Business Days before the due date of such Straddle Period Tax Return.

Section 6.2 Straddle Periods. All Taxes imposed on the Company or any of its Subsidiaries with respect to the income, property or operations of Company or any of its Subsidiaries for any Straddle Period and the expenses of preparing Straddle Period Tax Returns, shall be apportioned between the portion of the Straddle Period ending as of the end of the Closing Date and the portion of the Straddle Period beginning as of the day after the Closing Date as follows: (i) Taxes, other than those referred to in clause (ii) below, shall be apportioned by means of a closing of the books of the Company and its Subsidiaries as of the end of the Closing Date and (ii) property Taxes, ad valorem Taxes and the expenses of preparing a Straddle Period Tax Return for a Straddle Period shall be apportioned between the portion of such Straddle Period ending as of the end of the Closing Date and the portion of the Straddle Period beginning as of the beginning of the day after the Closing Date in proportion to the number of days in each such portion of the Straddle Period. Parent and the Shareholder Representative shall, to the extent permitted by applicable Law, elect with the relevant Taxing Authority to treat for all applicable Tax purposes the Closing Date as the last day of a Taxable period of the Company and each Subsidiary.

Section 6.3 Transfer Taxes.

All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement or the transactions contemplated by this Agreement (including any real property transfer Tax and any other similar Tax) (collectively, “Transfer Taxes”) shall be borne and paid by the Indemnification Shareholders or the Shareholder Representative when due. The Company, at the expense of the Shareholder Representative, shall timely file any Tax Return or other document with respect to such Taxes or fees.

Section 6.4 Controversies

(a) Parent shall promptly notify the Shareholder Representative upon receipt by Parent or any of its Affiliates (including following the Closing, for the avoidance of doubt, the Company and its Subsidiaries) of written notice of any Tax Matter, provided that Parent’s failure to give such notice shall not affect the Indemnification Shareholders’ indemnification obligations under this Agreement except to the extent that the Indemnification Shareholders are materially adversely affected as a result of such failure. The Shareholder Representative, at its expense, shall have the authority to represent the interests of the Company and its Subsidiaries with respect to any Tax Matter provided that (i) such Tax Matter relates solely to taxable periods of the Company and its Subsidiaries ending on or before the Closing Date and (ii) the Shareholder Representative provides written notice to Parent within twenty (20) days of becoming aware of such Tax Matter of its election to represent the interests of the Company and its Subsidiaries with respect to such Tax Matter (any such Tax Matter, a “Shareholder Representative Tax Matter”) before any Taxing Authority and shall have, subject to the other provisions of this Section 6.4, the sole right to control the defense, compromise or other resolution of a Shareholder Representative Tax Matter. The Shareholder Representative shall keep Parent fully and timely informed with respect to the commencement, status and nature of each Shareholder Representative Tax Matter and shall provide Parent with copies of all correspondence (including any correspondence sent or received in electronic format) relating to each Shareholder Representative Tax Matter no later than five (5) days following the sending or receipt thereof. The Shareholder Representative shall, in good faith, allow Parent to make comments to the Shareholder Representative regarding the conduct of or positions taken in any Shareholder Representative Tax Matter, and Parent shall have the right (but not the duty) to participate in the defense of any Shareholder Representative Tax Matter and to employ counsel, at its own expense, separate from the counsel employed by the Shareholder Representative. The Shareholder Representative shall not enter into any settlement or compromise of any Tax Matter with any Taxing Authority, and shall not elect to appeal, or seek judicial review of, any determination made with respect to a Shareholder Representative Tax Matter without the prior written consent of the Parent, which consent shall not be unreasonably conditioned, delayed or withheld.

(b) Parent shall have the sole right to control any Tax Matter other than a Shareholder Representative Tax Matter. Except in the case of any Tax Matter that would have been a Shareholder Representative Tax Matter but for the fact that Shareholder Representative failed to provide Parent written notice of its election to represent the interests of the Company and its Subsidiaries with respect to such Tax Matter in accordance with Section 6.4(a), the

Parent shall, and shall cause the Company and its Subsidiaries to, (i) keep the Shareholder Representative fully and timely informed with respect to such Tax Matter, (ii) in good faith, allow the Shareholder Representative to make comments to the Parent regarding the conduct of or positions taken in such Tax Matter, (iii) allow the Shareholder Representative to participate at its own expense in such Tax Matter, and (iv) not enter into any settlement or compromise without the prior written consent of the Shareholder Representative, which consent shall not unreasonably be conditioned, delayed, or withheld.

Section 6.5 Tax Sharing Agreements

Prior to the Closing, the Company shall, and shall cause each of its Affiliates to, terminate all Tax Sharing Agreements (other than, for the avoidance of doubt, this Agreement) between the Company or any of its Affiliates, and the Company and its Subsidiaries shall not have any obligation under any such Tax Sharing Agreement following the Closing Date with respect to any taxable period (or portion thereof).

Section 6.6 FIRPTA Statement and FIRPTA Notice. At the Closing, the Company shall deliver to Parent (i) a certificate, dated as of the Closing Date, certifying to the effect that no interest in the Company is a U.S. real property interest (such certificate in the form required by Treasury Regulation Section 1.897-2(h) and 1.1445-2(c)) in the form attached hereto as Exhibit G, duly executed by an authorized officer of the Company (the “FIRPTA Statement”) and (ii) notice of such certification to the IRS in accordance with the provisions of Treasury Regulation Section 1.897-2(h)(2) in the form attached hereto as Exhibit H, duly executed by an authorized officer of the Company (the “FIRPTA Notice”).

Section 6.7 Tax Indemnification. Except to the extent the amount of such Taxes are included as a liability in the calculation of Closing Net Working Capital, the Indemnification Shareholders shall, severally (in accordance with their respective Allocable Portions) and not jointly, indemnify, defend and hold harmless the Surviving Corporation, Parent, and each of the other Parent Indemnified Parties and hold them harmless from and against all Taxes of the Company and its Subsidiaries or relating to the business of the Company or any of its Subsidiaries for all Pre-Closing Tax Periods. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, and the Indemnification Shareholders shall, severally (in accordance with their respective Allocable Portions) and not jointly, make timely payments to the Parent of the amount of Taxes determined to be due subsequent to the completion of the controversy procedures set forth in Section 6.4.

Section 6.8 Refunds and Tax Benefits. Any Tax refunds relating to the Company or any of its Subsidiaries for any Pre-Closing Tax Period (except to the extent any such refund was included as a current asset or reduced any current liabilities in the calculation of Final Net Working Capital as finally determined pursuant to Section 2.16 of this Agreement) that are actually received by Parent, the Company or any of the Company’s Subsidiaries prior to Tax Refund End Date (as defined below) shall be for the account of the Shareholders holding Series 2 Preferred, and Parent shall pay over to the Shareholders, in accordance with their respective Distribution Percentages set forth in the Consideration Spreadsheet, any Tax refund (net of any Income Taxes of Parent, the Company or any of the Company’s Subsidiaries

attributable to such Tax refund) within fifteen (15) business days after receipt thereof. For purposes of this Agreement: (a) “Tax Refund End Date” means the earlier of (i) the date that is five (5) years after the Closing Date and (ii) a Subsequent Change of Control (as defined below); and (b) “Subsequent Change of Control” means any of the following occurring after the Closing Date: (a) a merger or consolidation of Parent or any of its direct or indirect parents or any of their respective Subsidiaries into or with any other Person or Persons, or a sale of equity or ownership interests of Parent or any of its direct or indirect parents or any of their respective Subsidiaries to any Person or Persons, in a single transaction or a series of related transactions, which, in any case, results in the members, stockholders or owners of Parent, any of Parent’s direct or indirect parents or the Surviving Corporation immediately prior to such transaction or first of such series of related transactions possessing directly or indirectly less than a majority of the voting power of Parent’s or its direct or indirect parents’ or any of their respective Subsidiaries’ or any successor entity’s issued and outstanding equity securities or other ownership interests immediately after such transaction or series of such related transactions; or (b) a single transaction or series of transactions, pursuant to which a Person or Persons, acquire all or substantially all of the Surviving Corporation’s and its Subsidiaries’ assets determined on a consolidated basis.

Section 6.9 Amended Returns and Retroactive Elections. Except as may be required by Law or a Governmental Authority, Parent shall not, and shall not cause or permit the Company to, (i) amend any Tax Returns filed with respect to any tax year ending on or before the Closing Date or with respect to any Straddle Period or (ii) make any Tax election that has retroactive effect to any such year or to any Straddle Period, in each such case without the prior written consent of the Shareholder Representative, which consent shall not unreasonably be conditioned, delayed, or withheld.

Section 6.10 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 6.11 Conflicts

In the event of any conflict between the provisions of this Article VI and Article VIII in a matter involving Taxes, this Article VI shall govern.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 Conditions to Obligations of Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) This Agreement shall have been duly adopted by the Required Shareholders.

(b) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any order, write, judgment, decree, stipulation, determination or award that is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Parent’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of the Company contained in this Agreement, the Ancillary Agreements and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) The Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Agreements to be performed or complied with by it prior to or on the Closing Date.

(c) No Action shall have been threatened in writing or commenced against Parent, Merger Sub or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) From the date of this Agreement, there shall not have occurred any Material Adverse Change (as defined in the Letter of Intent).

(e) The Company shall have delivered each of the closing deliverables set forth in Section 2.3(a).

(f) The Company shall pay the Specified Bonuses/Payments to the Persons set forth on Schedule 7.2(f) attached hereto, which payments shall be deducted as Transaction Expenses from the Purchase Price.

Section 7.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Company’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Parent and Merger Sub contained in this Agreement, the Ancillary Agreements and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Parent and Merger Sub shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Agreements to be performed or complied with by them prior to or on the Closing Date.

(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d) Parent shall have delivered each of the closing deliverables set forth in Section 2.3(b).

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Indemnification by Parent. From and after the Closing, Parent shall indemnify and hold harmless the Shareholders and each of their respective shareholders, directors, officers, employees, attorneys, representatives agents, successors and permitted assigns (collectively, the “Shareholder Indemnified Parties”) from and against any and all Losses incurred by or asserted against any of the Shareholder Indemnified Parties in connection with or arising from (a) any breach by Parent of its covenants and agreements contained herein; or (b) any inaccuracy or breach by Parent of its representations and warranties contained in Section 3.2. To the extent permitted by applicable Law, any payment made pursuant to this Section 8.1 shall be treated by the Shareholders and Parent as an adjustment to the Purchase Price (or Final Purchase Price, if applicable), and, to the extent permitted by applicable Law, the Shareholder Representative and Parent agree not to take any position inconsistent therewith for any purpose.

Section 8.2 Indemnification by Shareholders. From and after the Closing, each of the Indemnification Shareholders shall, severally (in accordance with its Allocable Portion) and not jointly (except with respect to indemnification obligations satisfied from the Holdback Amounts, which obligations shall be joint and several obligations of the Series 2 Preferred Shareholders) and subject to the limitations and qualifications set forth below, indemnify, defend and hold harmless Parent, Merger Sub, the Surviving Corporation and their respective direct and indirect parents, subsidiaries and Affiliates and each of the respective owners, shareholders, directors, managers, officers, employees, attorneys, representatives, agents, successors and assigns of any of the foregoing (collectively, the “Parent Indemnified Parties”) from and against any and all Losses incurred by or asserted against any of the Parent Indemnified Parties in connection with or arising from:

(a) any breach or failure to perform or observe any covenant or agreement contained in this Agreement or any Ancillary Agreement to be performed by the Company prior to the Effective Time or by the Shareholder Representative;

(b) any inaccuracy or breach by the Company of any of the representations or warranties contained in Sections 3.1 (Fundamental Representations), 4.1 (Organization, Qualification, and Corporate Power), 4.2 (No Conflicts; Consents), 4.3 (Capitalization), 4.9 (Subsidiaries) or 4.20 (Brokers, Finders, Etc.) (collectively, the “Fundamental Representations”);

(c) any inaccuracy or breach by the Company of any of the representations or warranties contained in Section 4.17 (Taxes) (the “Tax Representations”);

(d) any inaccuracy or breach by the Company of any of the representations or warranties contained in Article IV other than the Fundamental Representations or the Tax Representations;

(e) (i) any Loan Indebtedness that is not included in the Final Loan Indebtedness as finally determined pursuant to Section 2.16 of this Agreement or (ii) any Unpaid Transaction Expenses that is not included in the Final Unpaid Transaction Expenses as finally determined pursuant to Section 2.16 of this Agreement;

(f) any claim, demand, action or other Action by any current or former holder of shares of capital stock, options, warrants or other Ownership Interests in the Company or any direct or indirect subsidiary of the Company or any Ownership Interest Related Rights (including any claims or demands pursuant to Section 262 of the DGCL or any claims or Actions relating to any payments made in accordance with the instructions of the Shareholder Representative or the Consideration Spreadsheet) or any other Person entitled (or claiming to be entitled) to any payment arising out of or in connection with this Agreement, the Merger, the amendment or termination of any of the Stock Option Plans (or any agreement relating thereto or to any Options) or any Options or Warrants, or any other action taken by the Shareholder Representative in connection with this Agreement or the transactions contemplated hereby or relating to any inaccuracies in or disputes relating to the Consideration Spreadsheet or any other claim, demand, action or other Action by any current or former holder of any shares of capital stock, options, warrants or other Ownership Interests in the Company or any direct or indirect subsidiary of the Company or any Other Ownership Interest Related Rights outstanding at any time prior to the Effective Time relating to any such shares, options, warrants or other Ownership Interests or Other Ownership Interest Related Rights or any rights or obligations relating to any such shares, options, warrants or other Ownership Interests or Other Ownership Interest Related Rights (including any payments or consideration owed (or claimed to be owed) with respect to any such shares, options, warrants or other Ownership Interests or Other Ownership Interest Related Rights);

(g) any Contract that is not listed in Schedule 4.14 that relates to the issuance or ownership of any Ownership Interests, or securities convertible into or exchangeable for Ownership Interests, of the Company or any of its Subsidiaries or the granting of registration rights or other rights with respect thereto; and

(h) the litigation matters specifically identified in Schedule 8.2(h) hereto (the “General Litigation Matters”);

(i) the litigation matters specifically identified in Schedule 8.2(i) hereto (the “Class Action Litigation Matters” and, together with the General Litigation Matters, the “Litigation Matters”); and

(j) the Additional Payments.

provided, however, that (1) there shall be no liability under this Article VIII for any Loss for claims pursuant to Section 8.2(d) unless the aggregate amount of all such Losses exceeds, on a cumulative basis, 0.5% of the Purchase Price (the “Threshold”), following which the Parent Indemnified Parties shall be entitled to indemnification with respect to all such Losses regardless of the Threshold, (2) the aggregate liability under this Article VIII for Losses for claims pursuant to Sections 8.2(d), 8.2(h) or 8.2(i) shall not exceed $4,000,000 (the “General Cap”), (3) the aggregate liability of the Indemnification Shareholders under this Article VIII for Losses shall not exceed (for the avoidance of doubt, other than the Holdback Amounts) the sum of (i) the Final Closing Merger Consideration paid to the Indemnification Shareholders, and (ii) the Shareholder Representative Expense Amount paid to the Shareholder Representative at Closing in accordance with Section 2.3(b), (4) the liability of each Indemnification Shareholder under this Article VIII with respect to any Losses shall not exceed (for the avoidance of doubt, other than the Holdback Amounts) the sum of (i) the portion of the Final Closing Merger Consideration paid to such Indemnification Shareholder, and (ii) such Indemnification Shareholder’s Allocable Portion of the Shareholder Representative Expense Amount paid to the Shareholder Representative at Closing in accordance with Section 2.3(b), and (5) any claim with respect to the Tax Representations shall be satisfied first from the Tax Holdback Amount; provided, further, however, notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Indemnification Shareholders shall be entitled to the benefit of the Threshold, the General Cap, or any of the other limitations set forth in clauses (1) through (4) in the preceding proviso with respect to any claims for indemnification for Losses or breaches involving, arising out of or resulting from intentional fraud (“Excluded Claims”). For purposes of this Agreement, “Allocable Portion” shall mean, with respect to any Indemnification Shareholder, the percentage set forth opposite the name of such Indemnification Shareholder under the heading “Allocable Portion” on the Consideration Spreadsheet (which such percentage shall be calculated by dividing (i) the amount of proceeds actually paid to such Indemnification Shareholder on the Consideration Spreadsheet by (ii) the aggregate amount of proceeds actually paid to all of the Indemnification Shareholders in the aggregate on the Consideration Spreadsheet). To the extent permitted by applicable Law, any payment made pursuant to this Section 8.2 shall be treated by the parties as an adjustment to the Purchase Price (or Final Purchase Price, if applicable), and, to the extent permitted by applicable Law, Shareholder Representative and Parent agree not to take any position inconsistent therewith for any purpose.

For purposes of this Article VIII (including for purposes of determining whether a representation or warranty of the Company or any of the Shareholders has been breached and the amount of Losses subject to indemnification), the representations and warranties of the Company or any of the Shareholders shall be deemed to not be qualified by, and shall be interpreted without giving effect to, any limitations or qualifications as to “materiality” (including the word “material”) or “Material Adverse Effect.”

Section 8.3 Third-Party Claims.

(a) If any Parent Indemnified Party or Shareholder Indemnified Party (each, an “Indemnified Party”) receives notice of the assertion by any third party of any claim or of the commencement by any such third party of any Action (any such claim or Action being referred to herein as an “Third Party Claim”) with respect to which another party hereto (an “Indemnifying Party”) is or may be obligated to provide indemnification hereunder, the

Indemnified Party shall promptly notify the Indemnifying Party in writing (the “Claim Notice”) of the Third Party Claim; provided, that the failure to provide such notice shall not relieve the obligation of the Indemnifying Party to provide indemnification hereunder, except to the extent the defense of such Third Party Claim by the Indemnifying Party is materially prejudiced by such failure.

(b) Except with respect to any Special Claim (as defined below), the Indemnifying Party shall have thirty (30) days after receipt of the Claim Notice (unless the claim or Action requires a response before the expiration of such thirty-day period, in which case the Indemnifying Party shall have until the date that is ten (10) days before the required response date) to agree in writing (an “Indemnifying Party Acknowledgement”) to undertake, conduct and control, through counsel of its own choosing, and at its expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith; provided, that: (i) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party (provided that the fees and expenses of such counsel shall not be borne by the Indemnifying Party) and the Indemnifying Party shall cooperate with Indemnified Party and/or its counsel in good faith in the conduct and control of the settlement or defense, including without limitation by establishing a joint written litigation plan if requested by the Indemnified Party, which may from time to time be amended or modified in writing by such parties; (ii) the Indemnifying Party shall not pay, compromise or settle any Third Party Claim without the Indemnified Party’s prior written consent (in the Indemnified Party’s sole discretion) unless the proposed payment, compromise or settlement (A) involves solely the payment of money damages by the Indemnifying Party, (B) includes, as an unconditional term of such payment, compromise or settlement, an unconditional and irrevocable release by the Person(s) asserting such claim of the Indemnified Party from any liabilities or obligations with respect to such claim, (C) does not impose any restriction on the Indemnified Party or any injunctive or other equitable relief against the Indemnified Party, and (D) does not include or require a finding or admission of any wrongdoing; and (iii) if the Indemnified Party reasonably determines, based on the advice of counsel to the Indemnified Party, that the Indemnified Party has separate defenses that are not available to the Indemnifying Party or that there is a conflict of interest between any Indemnified Party and any Indemnifying Party, then the Indemnified Party shall be permitted to retain special counsel of its own choosing at the expense of the Indemnifying Party. So long as the Indemnifying Party has taken responsibility for (including by providing an Indemnifying Party Acknowledgement to the Indemnified Party) and continues to defend the Third Party Claim in good faith, the Indemnified Party shall not pay, compromise or settle such claim without the Indemnifying Party’s written consent, which consent shall not be unreasonably withheld or delayed. For purposes of this Agreement, “Special Claim” shall mean any Third Party Claim with respect to which the Indemnified Party is any one or more of the Parent Indemnified Parties and that (i) involves any possibility of criminal liability or any action by any Governmental Entity, (ii) seeks injunctive relief, specific performance or other equitable relief against any of the Parent Indemnified Parties, (iii) involves Taxes (other than as set forth in Section 6.4 above with respect to Shareholder Representative Tax Matters, which are governed by the terms of Section 6.4), (iv) involves Intellectual Property, (v) involves any matter that could have a material precedential effect on Parent, the Surviving Corporation or any of Parent’s other Subsidiaries, or (vi) involves any customer of Parent, the Surviving Corporation or any of Parent’s other Subsidiaries. The provisions of this Section 8.3 (other than the requirement to deliver a Claim Notice) shall apply to the Litigation Matters; provided, however, that the Indemnification Shareholders, by the Shareholder Representative, shall be deemed to have undertaken to conduct and control the settlement and/or defense of such Litigation Matters.

(c) If the Indemnifying Party does not within thirty (30) days after receipt of the Claim Notice (or before the date that is ten (10) days before the required response date, if the claim or Action requires a response before the expiration of such thirty (30) day period), provide to the Indemnified Party an Indemnifying Party Acknowledgement with respect to the Third Party Claim described in such Claim Notice and written notice that the Indemnifying Party elects to undertake the defense of the Third Party Claim described in such Claim Notice, or if the Third Party Claim involves a Special Claim, the Indemnified Party shall have the right to contest, settle or compromise, through counsel of its own choosing, the Third Party Claim at the expense of the Indemnifying Party; provided, however, the amount agreed to be paid by Indemnified Party in settlement or compromise of such Third Party Claim without the prior consent of the Indemnifying Party to such payment amount (which such consent shall not be unreasonably withheld or delayed) shall not be deemed determinative of the amount of the indemnification payment owed by the Indemnifying Party to the Indemnified Party.

Section 8.4 Indemnification Notices, Claims and Payments

(a) Any claim by an Indemnified Party for indemnification may be asserted by giving the Shareholder Representative (in the case of claims made by a Parent Indemnified Party) or Parent (in the case of claims made by a Shareholder Indemnified Party) written notice thereof, setting forth, in reasonable detail, the basis for the indemnification claim (an “Indemnification Notice”). Any indemnification payments required to be made by a party to this Agreement under this Article VIII shall be made promptly (but in no event later than ten (10) Business Days after the determination thereof) via wire transfer of immediately available funds to such bank and accounts as are designated by Parent (in the case of any indemnification payment to any Parent Indemnified Party) or the Shareholder Representative (in the case of any indemnification payment to any Shareholder Indemnified Party); provided that, in the case of any payments owed to any Parent Indemnified Party with respect to a claim by any Parent Indemnified Party pursuant to Section 8.2, to the extent of any remaining balance of the General Holdback Amount, payments shall be made first from the General Holdback Amount before such indemnification payment (or the remaining portion thereof to the extent it was satisfied in part from funds then remaining with respect to the Holdback Amounts) is required to be paid directly by the Indemnification Shareholders severally (in accordance with their respective Allocable Portions) and not jointly (subject to the limitations contained in the proviso at the end of Section 8.2).

Section 8.5 Survival Period.

The representations, warranties, covenants and agreements of the parties contained in this Agreement or any of the Ancillary Agreements or other certificates or documents delivered by the Company, the Shareholder Representative or any of the Holders pursuant to this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and thereby (and any examination, or knowledge of, or investigation by or on behalf of any party hereto), subject to the limitations set forth in this Section 8.5. The covenants and agreements contained in this Agreement and indemnification obligations under Section 8.1 and Section 8.2 with respect to breaches of, or failures to perform, any covenants or agreements contained in this Agreement shall survive the Closing indefinitely. The representations and warranties and indemnification obligations under Section 8.1 and Section 8.2 with respect to breaches of, or inaccuracies in, any representations or warranties shall survive the Closing (a) until the date that is six (6) years after the Closing Date with respect to the Fundamental Representations, (b) until thirty (30) days following the expiration of all statutes of limitation (giving effect to any tolling thereof) applicable to the matter in question with respect to the Tax Representations, and (c) until the date that is eighteen (18) months after the Closing Date with respect to all representations and warranties made in Articles III and IV other than the Fundamental Representations, the Tax Representations and the Litigation Matters; provided that any Excluded Claims shall not be subject to any of the time limitations set forth in this sentence and shall survive indefinitely. Notwithstanding anything to contrary contained herein, if any Indemnification Notice of any claim for indemnification hereunder has been delivered in accordance herewith prior to the expiration of the applicable period set forth above, and with respect to the Litigation Matters, the applicable covenants, agreements, representations and warranties and indemnification obligations shall continue with respect to such claim until the final resolution and satisfaction of such claim in accordance with the provisions of this Article VIII, and the Indemnifying Party shall indemnify the Indemnified Party for all Losses incurred in respect of such claim (subject to any applicable limitations herein), regardless of when such Losses are incurred. Parent shall retain from the payment of the applicable Holdback Amount a reasonable amount to cover potential costs, expenses or damages to be incurred by the Indemnified Party, as determined by Parent in the reasonable exercise of its discretion, until such time as such claim has been fully and finally dismissed or adjudicated through a non-appealable order, or fully and finally settled, or fully cured or compensated, as applicable.

Section 8.6 Exclusive Remedy. Except with respect to (i) claims for Losses involving, arising out of or resulting from intentional fraud, (ii) claims for specific performance, injunctive relief or other equitable relief, and (iii) claims relating to any Letter of Transmittal, any Employment Agreements, and/or any Indemnification and Non-Solicitation Agreements, from and after the Closing, claims for indemnification pursuant to Section 6.7 and/or this Article VIII shall be the sole and exclusive remedy for any claims or causes of action for money damages arising out of, based upon or resulting from the provisions of this Agreement and the transactions contemplated hereby and waive to the fullest extent permitted by Law any and all such other claims or causes of action for money damages, whether sounding in contract, tort or otherwise, and whether asserted at law or in equity.

Section 8.7 No Right of Contribution

None of the Shareholders shall have any claim or right to contribution or indemnity from the Company, any Subsidiary of the Company or any of the other Parent Indemnified Parties (including under any provisions of any certificate of incorporation, articles of incorporation, bylaws, certificate of formation, articles of organization, limited liability company agreement, operating agreement or other organizational documents, as amended, of the Company (or the Surviving Corporation) or any Subsidiary of the Company (or the Surviving Corporation) or any indemnification or similar agreement) with respect to any Losses or claims for indemnification pursuant to this Article VIII or other amounts required to be paid by any of the Shareholders pursuant to this Agreement.

Section 8.8 Determination of Amount of Losses.

For purposes of determining the amount of Losses subject to an indemnification claim made pursuant to this Article VIII, the amount of such Losses shall be reduced by the amount of any insurance proceeds (net of any deductible or other costs or expenses of recovery, including any increases in premiums or retropremiums) actually received pursuant to any insurance policy by the applicable Indemnified Party in respect of such Losses.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Company and Parent;

(b) by Parent by written notice to the Company if:

(i) neither Parent nor Merger Sub is then in breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by the Company within thirty (30) days of the Company’s receipt of written notice of such breach from Parent.

(ii) any of the conditions set forth in Section 7.1 or Section 7.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by March 7, 2016, unless such failure shall be due to the failure of Parent to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by the Company by written notice to Parent if:

(i) the Company is not then in breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Parent or Merger Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Parent or Merger Sub within thirty (30) days of Parent’s or Merger Sub’s receipt of written notice of such breach from the Company; or

(ii) any of the conditions set forth in Section 7.1 or Section 7.3 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by March 7, 2016, unless such failure shall be due to the failure of the Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this Article IX, Section 5.8(b) and Article X hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE X

MISCELLANEOUS

Section 10.1 Shareholder Representative.

(a) Appointment. Each Shareholder hereby irrevocably constitutes, appoints and designates Ronald Reed as his, her or its true and lawful attorney-in-fact and agent (the “Shareholder Representative”) with full power of substitution, to act on behalf of each of the Shareholders in all matters under this Agreement to do any and all things and execute any and all documents which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated hereby and the exercise of all rights and the performance of all obligations hereunder, including: (i) receiving payments under or pursuant to this Agreement and disbursements thereof to Shareholders, as contemplated by this Agreement; (ii) receiving and forwarding of notices and communications pursuant to this Agreement and accepting service of process; (iii) giving or agreeing to, on behalf of all Shareholders or any Shareholder, any and all consents, waivers and amendments deemed by the Shareholder Representative, in its good faith discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; and (iv) with respect to any indemnification claims and all other matters arising under this Agreement, (A) disputing or refraining from disputing, on behalf of each Shareholder relative to any amounts to be received by Shareholders under this Agreement or any agreements contemplated hereby, or any claim made by Parent under this Agreement, (B) negotiating and compromising, on behalf of each Shareholder, any dispute that may arise under, and exercise or refrain from exercising any remedies available under, this Agreement, and (C) executing, on behalf of each Shareholder, any settlement agreement, release or other document with respect to such dispute or remedy, except in each case with respect to a dispute between any Shareholder on the one hand and the Shareholder Representative on the other hand; provided that, in each case, the Shareholder Representative shall not take any action adverse to any Shareholder unless such action is also taken proportionately with respect to the others. Such Shareholder Representative shall have the right to bind each Shareholder as contemplated in this Agreement, and the Parent shall be entitled to rely on the actions of such Shareholder Representative in connection with all matters under this Agreement providing for such Shareholder Representative to act on behalf of any such Persons. For the avoidance of doubt, the Shareholder Representative is appointed as such Person’s attorney-in-fact with respect to claims for indemnification by the Parent as set forth in Article VIII of this Agreement. In the event of the death, incapacity or resignation of the

Shareholder Representative, the Shareholders shall by affirmative vote of Indemnification Shareholders holding Allocable Portions that in the aggregate are greater than 50% of the Allocable Portions of all Indemnification Shareholders, within thirty (30) days after such death, incapacity or resignation, appoint a substitute Shareholder Representative. In the event such Shareholders do not so appoint a substitute Shareholder Representative within such period, the Parent and/or the Surviving Corporation shall be entitled to petition, and the Shareholders agree not to oppose, a court of competent jurisdiction in the State of California to so appoint a substitute Shareholder Representative for such representative.

(b) Each Shareholder hereby agrees that: (i) in all matters in which action by the Shareholder Representative is required or permitted, the Shareholder Representative is authorized to act on behalf of such Shareholder, notwithstanding any dispute or disagreement among Shareholders, and any Parent Indemnified Party shall be entitled to rely on any and all action taken or omitted by the Shareholder Representative under this Agreement without any liability to, or obligation to inquire of, any Shareholder, notwithstanding any knowledge on the part of any Parent Indemnified Party of any such dispute or disagreement; (ii) notice to the Shareholder Representative, delivered in the manner provided in Section 10.6, shall be deemed to be notice to each Shareholder for the purposes of this Agreement; (iii) the appointment of the Representative is coupled with an interest and shall be irrevocable by such Shareholder in any manner or for any reason. In addition, each Shareholder hereby acknowledges and agrees that no Parent Indemnified Party shall have any Liability to any Shareholder or Shareholder Indemnified Party with respect to, and the Indemnification Shareholders shall indemnify (in accordance with their respective Allocable Portions) all Parent Indemnified Parties against, and agree to hold the Parent Indemnified Parties harmless from, any and all Losses incurred by such Parent Indemnified Parties arising out of any breach of this Section 8.1 by the Shareholder Representative or by any Shareholder, or the designation, appointment or actions or omissions of the Shareholder Representative pursuant to the provisions hereof, including with respect to (x) failure by the Shareholder Representative to deliver funds received by the Shareholder Representative on behalf of Shareholders or any other actions taken or omitted by the Shareholder Representative, and (y) reliance by the Parent Indemnified Parties on, and actions taken or omitted by the Parent Indemnified Parties in reliance on, the instructions of, notice given by or any other action taken or omitted by the Shareholder Representative.

(c) Payments to Shareholder Representative. Each Shareholder hereby acknowledges and agrees that the obligation of any of the Parent Indemnified Parties to make any payment to any of the Shareholders hereunder shall be fully discharged upon payment of such amount to the Shareholder Representative. None of the Parent, the Merger Sub, the Surviving Corporation, any of their Affiliates or any other Parent Indemnified Parties shall be liable to any Shareholder for any act or omission of the Shareholder Representative with respect to the further distribution of such amounts to Shareholders.

(d) Limitation of Liability of Shareholder Representative. Each of the Shareholders hereby agrees that the Shareholder Representative shall not be liable to any Shareholder for any act done or omitted hereunder in its capacity as the Shareholder Representative. Shareholder Representative shall be paid an hourly fee of $300 for services performed by him in his capacity as Shareholder Representative. The Indemnification Shareholders shall: (i) in accordance with their respective Allocable Portions, be responsible for the payment of all fees and expenses reasonably incurred by the Shareholder Representative in performing his duties under this Agreement; and (ii) indemnify (in accordance with their respective Allocable Portions) and defend the Shareholder Representative and hold the Shareholder Representative harmless against any damages incurred by the Shareholder Representative and arising out of or in connection with the acceptance, performance or administration of the Shareholder Representative duties hereunder including the reasonable fees and expenses of any legal counsel, accountants, auditors and other advisors retained by the Shareholder Representative (collectively, the “Shareholder Representative Expenses”). All Shareholder Representative Expenses in excess of the Shareholder Representative Expense Amount shall be paid directly by the Indemnification Shareholders (in accordance with their respective Allocable Portions) to the Shareholder Representative. The Shareholder Representative shall hold the Shareholder Representative Expense Amount paid to it at Closing in accordance with Section 2.3(b) to satisfy any obligations that may be owed by the Shareholders under this Agreement or otherwise in connection with the transactions contemplated hereby, or to satisfy any or to satisfy any costs, expenses, Liabilities, Taxes or other amounts that the Shareholder Representative may incur in connection with acting in such capacity under this Agreement. Any remaining portion of the Shareholder Representative Expense amount shall be distributed to the Shareholders in accordance with their respective Distribution Percentages on or before twenty-four (24) months after the Closing Date, unless such period is otherwise amended or extended by the holders of at least a majority of the Indemnification Shareholders.

Section 10.2 Counterparts; Facsimile Transmission. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement shall become effective when one or more counterparts have been executed by each of the parties and delivered to each other party. The exchange of copies of this Agreement and of signature pages by facsimile or other electronic transmission (including electronic mail of .pdf files) shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or other electronic transmission (including electronic mail of ..pdf files) shall be deemed to be their original signatures for all purposes.

Section 10.3 Governing Law; Jurisdiction; Venue.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts-of-law principles that would require the application of any other law.

(b) Subject to the provisions of Section 10.11, each party to this Agreement (including, for the avoidance of doubt, all Shareholders receiving Final Closing Merger Consideration hereunder) irrevocably submit to the exclusive jurisdiction of any court of competent jurisdiction in New Castle County, Delaware, or in the event that such court does not have subject matter jurisdiction over such action or proceeding, a federal court located in the United States District Court for the District of Delaware in any Action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in such state or federal court. Each such party to this Agreement hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Such parties further agree, to the fullest extent permitted by law, that a final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c) To the extent that any party to this Agreement (including, for the avoidance of doubt, all Shareholders receiving Final Closing Merger Consideration hereunder) has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably waives such immunity in respect of its obligations under this Agreement.

Section 10.4 Entire Agreement. This Agreement (including all exhibits, schedules or other attachments hereto), the Ancillary Agreements and the surviving provisions of the Letter of Intent constitute the complete and exclusive statement of the terms of the agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, promises, and arrangements, oral or written, between the parties with respect to the subject matter hereof and thereof.

Section 10.5 Expenses. Except as otherwise expressly provided in this Agreement, each party shall pay its own fees and expenses (including, without limitation, the fees of any attorneys, accountants, investment bankers or others engaged by such party) incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

Section 10.6 Notices. All notices, consents, waivers and other communications required or permitted under this Agreement shall be sufficiently given if in writing and (a) hand delivered, (b) delivered by certified or registered mail, return receipt requested and proper postage prepaid, (c) delivered by a nationally recognized overnight courier service, (d) delivered by facsimile; or (e) delivered by electronic mail, in each case to the address, facsimile number or e-mail address and to the attention of the person (by name or title) set forth below (or to such other address and to the attention of such other person as a party may designate by written notice to the other parties).

If to any of the Shareholders or the Shareholder Representative:	5768 Robbie Road Plano, Texas 75024 Attn: Ron R. Reed Facsimile No.: (734) 930-2494 E-mail: ************

with a mandatory copy to:	Bodman PLC 201 S. Division Suite 400 Ann Arbor, Michigan 48104 Attn: Timothy R. Damschroder Facsimile No.: (734) 930-2494 E-mail: ************

If to Parent or Merger Sub:	RealPage, Inc. 4000 International Parkway Carrollton, Texas 75007 Attention: Chief Executive Officer Fax: (972) 820-3036 Email: ************

with mandatory copies to:	RealPage, Inc. 4000 International Parkway Carrollton, TX 75007-1913 Attention: Chief Legal Officer Fax: (972) 820-3036 Email: ************

The date of giving of any such notice, consent, waiver or other communication shall be (i) the date of delivery if hand delivered, (ii) the date of receipt for certified or registered mail, (iii) one (1) Business Day after delivery to the overnight courier service if sent thereby, and (iv) the date of telephone facsimile transmission (on production of a transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient) or transmission by electronic mail, if such transmission is prior to 5:00 p.m. Pacific time on a Business Day or the next succeeding Business Day if such transmission is later.

Section 10.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns; provided, however, that no party shall assign any of its rights or delegate any of its obligations under this Agreement without the express prior written consent of each other party; provided further however, notwithstanding the forgoing, each of Parent and Merger Sub (and, after the Effective Time, the Surviving Corporation) may, without obtaining the consent of any party hereto, assign any of its rights and/or obligations under this Agreement to any of its Affiliates or its lenders as collateral security or to any Person that acquires (whether by merger, purchase of stock, purchase of assets or otherwise), or is the successor or surviving entity in any such acquisition, merger or other transaction involving, Parent or Merger Sub (or, after the Effective Time, the Surviving Corporation) (provided that if Parent or Merger Sub (or, after the Effective Time, the Surviving Corporation), as applicable, so assigns its rights and/or obligations without the consent of the Shareholder Representative (or if prior to the Effective Time, the Company), Parent or Merger Sub (or, after the Effective Time, the Surviving Corporation), as applicable, shall not be relieved of its obligations hereunder in respect of any such assignment. Any purported assignment of rights or delegation of obligations in violation of this Section 10.7, whether voluntary or involuntary, by merger, consolidation, dissolution, operation of law, or otherwise, is void.

Section 10.8 Headings; Definitions; Construction and Interpretive Matters. Captions, titles and headings to articles, sections or paragraphs of this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement. All references in this Agreement to “Article”, “Section”, “Exhibit” or “Schedule” refer to the corresponding articles, sections, exhibits or schedules of this Agreement unless otherwise stated and, unless the context otherwise specifically requires, refer to all subsections or subparagraphs thereof. All references in this Agreement to a “party” or “parties” refer to the parties signing this Agreement. All defined terms and phrases used in this Agreement are equally applicable to both the singular and plural forms of such terms. Nouns and pronouns will be deemed to refer to the masculine, feminine or neuter, singular and plural, as the identity of the person or persons may in the context require. Unless the context of this Agreement otherwise clearly requires, (a) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”; (b) the terms “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (c) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement; (d) if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day; and (e) any information or materials “provided,” “made available” or “delivered” to Parent in respect of periods on or prior to the date hereof means posted in the Company’s electronic data room hosted by Ansarada at least two days prior to the date hereof. Any reference to “$”, “dollar” or similar references shall mean United States dollars, unless expressly stated otherwise. The parties agree that any drafts of this Agreement or any Ancillary Agreements prior to the final fully executed drafts shall not be used for purposes of interpreting any provision of this Agreement or any Ancillary Agreement, and each of the Parties agrees that no party, Indemnifying Party or Indemnified Party shall make any claim, assert any defense or otherwise take any position inconsistent with the foregoing in connection with any dispute or proceeding among any of the foregoing or for any other purpose.

Section 10.9 Amendments; Waivers. This Agreement shall not be amended, modified or waived except by an agreement in writing duly executed by each of Parent and the Shareholder Representative. No failure of any party hereto to exercise any right or remedy given to such party under this Agreement or otherwise available to such party or to insist upon strict compliance by any other party with its or his obligations hereunder, and no custom or practice of the parties in variance with the terms hereof, shall constitute a waiver of any party’s right to demand exact compliance with the terms hereof. Any written waiver shall be limited to those items specifically waived therein and shall not be deemed to waive any future breaches or violations or other non-specified breaches or violations unless, and to the extent, expressly set forth therein.

Section 10.10 Representation of Parties. The parties acknowledge that they have been represented by competent counsel of their own choice and that this Agreement has been the product of negotiation between them. Accordingly, the parties agree that in the event of any ambiguity in any provision of this Agreement, this Agreement shall not be construed against a party regardless of which party was responsible for the drafting thereof.

Section 10.11 Dispute Resolution.

(a) Negotiation. In the event of any dispute or disagreement between any of the parties hereto as to the interpretation of any provision of this Agreement, any Letter of Transmittal or any agreement incorporated herein, the performance of obligations hereunder or thereunder, or any other disputed matter relating hereto or thereto (except for the determinations to be made by the Neutral Auditor pursuant to Section 2.16 (unless the Neutral Auditor is unwilling or unable to make such determinations to be made pursuant to such Section)) (each, a “Dispute”), such Dispute, upon the written request of any party hereto, shall be referred to the chief executive officer of Parent and the Shareholder Representative, or their respective designees. Such parties shall attempt in good faith to resolve the Dispute. If such parties do not agree upon a resolution within thirty (30) days after the reference of the matter to them, any party hereto shall be free to exercise the remedies available to it under Section 10.11(b).

(b) Arbitration.

(i) The parties hereto agree that if a Dispute arises between them which is not resolved by good faith negotiation as provided in Section 10.11(a), then such Dispute, upon ten (10) days’ prior written notice from one party to the other of its intent to arbitrate (an “Arbitration Notice”), shall be submitted to final and binding arbitration. The arbitration shall be initiated and conducted according to either the JAMS Streamlined (for claims under $250,000) Arbitration Rules and Procedures or the JAMS Comprehensive (for claims over $250,000) Arbitration Rules and Procedures of JAMS or its successor, except as modified herein, in effect at the time the request for arbitration is made (the “Arbitration Rules”). Subject to Section 10.11(b)(iii) below, no such Dispute shall be made the subject of an action in a court of law or equity by any party hereto but shall be submitted to arbitration and finally determined in accordance with the provisions of this Section 10.11. Such arbitration shall be conducted in San Francisco, California before a single neutral arbitrator appointed in accordance with the Arbitration Rules. If an arbitrator so appointed becomes unable to serve, his or her successor shall be similarly appointed. The arbitrator shall follow Delaware substantive law, without giving effect to the conflict of law principles thereof, and the Federal Rules of Evidence in adjudicating the Dispute and shall have the right and authority to determine how his or her decision or determination as to each issue or matter in dispute may be implemented or enforced. Subject to the parties’ ability to vacate a decision or award under the Federal Arbitration Act or applicable state law, any decision or award of the arbitrator shall be final, binding and conclusive on the parties to this Agreement and their respective Affiliates. The arbitrator will provide a detailed written statement of decision, which will be part of the arbitration award and admissible in any judicial proceeding to confirm, correct, or vacate the award. If any party refuses to perform any or all of its obligations under the final arbitration award (following any petition to correct or vacate the final arbitration award, if applicable) within thirty (30) days of such award being rendered, then the other parties may enforce the final award in any court of competent jurisdiction. The parties to the Dispute agree to equally split the administrative fee and the compensation of the arbitrator.

(ii) The parties hereto agree that any action to compel arbitration pursuant to this Agreement may be brought in the appropriate federal or state court in New Castle County, Delaware. Application may also be made to such court for confirmation of any decision or award of the arbitrator, for an order of the enforcement and for any other remedies which may be necessary to effectuate such decision or award. The parties hereto hereby consent to the jurisdiction of the arbitrator and of such court and waive any objection to the jurisdiction of such arbitrator and court, including, but not limited to, any argument that such court is an inconvenient forum.

(iii) Notwithstanding the foregoing provisions of this Section 10.11, nothing contained herein shall require arbitration of any issue arising under this Agreement for which injunctive relief or specific performance is actually sought successfully by any party hereto. Any action, suit or other proceeding initiated by any party hereto against any other party for injunctive relief, specific performance or to enforce this Section 10.11 or any decision or award of the arbitrator may be brought in a court of competent jurisdiction in New Castle County, Delaware, or in the event that such court does not have subject matter jurisdiction over such action or proceeding, a federal court located in the United States District Court for the District of Delaware. The parties hereto hereby submit themselves to the jurisdiction of any such court and agree that service of process on them in any such action, suit or proceeding may be effected by the means by which notices are to be given to them under this Agreement.

(iv) The parties hereto shall keep confidential any arbitration proceeding and any decisions and awards rendered by the arbitrator, and shall not disclose any information regarding any arbitration proceeding (including, without limitation, the existence of any arbitration proceeding and any resulting decisions or awards) except (i) as may be necessary to prepare for or conduct the arbitration hearing on the merits, (ii) as may be necessary in connection with a court application as contemplated by Section 10.11(b)(ii) and Section 10.11(b)(iii) above, (iii) to its current or prospective advisors, lenders, investors or acquirers, or (iv) as otherwise required by Law.

Section 10.12 Waiver of Jury Trial.

EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER PROCEEDING IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED.

Section 10.13 Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 10.14 Third Parties. Except any Indemnified Parties with respect to their rights under the provisions of Article VIII and any Released Parties with respect to the provisions of Section 5.6, nothing in this Agreement, express or implied, is intended to or shall be construed to confer upon or give any person other than the parties and their respective successors and permitted assigns, any legal or equitable right, remedy or claim under or with respect to this Agreement.

Section 10.15 Cumulative Remedies. The rights and remedies of the parties under this Agreement are cumulative and not alternative and are in addition to any other right or remedy set forth in any other agreement between the parties, or which may now or subsequently exist at law or in equity, by statute or otherwise.

Section 10.16 Severability. In the event that a court or arbitral body of competent jurisdiction holds any provision of this Agreement invalid, illegal or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect, and the application of such invalid, illegal or unenforceable provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable shall be valid and be enforced to the fullest extent permitted by law. To the extent permitted by Law, each party waives any provision of law that renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement and Plan of Merger has been signed by or on behalf of each of the parties as of the day first above written.

“COMPANY”

NWP Services Corporation,
a Delaware corporation

By:	/s/ Ronald Reed
Name:	Ronald Reed
Its:	Chief Executive Officer

“SHAREHOLDER REPRESENTATIVE”

/s/ Ronald Reed
Ronald Reed

“PARENT”

RealPage, Inc.,
a Delaware corporation

By:	/s/ Stephen T. Winn
Name:	Stephen T. Winn
Its:	Chairman, CEO and President

“MERGER SUB”

RP Newco XVIII, Inc.,
a Delaware corporation

By:	/s/ Stephen T. Winn
Name:	Stephen T. Winn
Its:	CEO and President

(Signature Page—Agreement and Plan of Merger)